UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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LendingTree, Inc.
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Dear Stockholder:
You are invited to attend the 2017 Annual Meeting of Stockholders of LendingTree, Inc., which will be held on Wednesday, June 14, 2017, at 11:00 a.m., local time, at LendingTree’s corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the Annual Meeting, stockholders will be asked to vote on the proposals described in detail in the notice of meeting on the following page and the accompanying Proxy Statement.

We will be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 28, 2017, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2016 Annual Report to Stockholders and how to vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the postage-paid envelope provided. See “How Do I Vote?” in the Proxy Statement for more details. Voting electronically or returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Douglas Lebda
Chairman and Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:
LendingTree, Inc. (“LendingTree,” "we," "us" or the “Company”) is providing this Proxy Statement to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 14, 2017, at 11:00 a.m., local time, at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the Annual Meeting, stockholders will be asked:

1.
to elect nine members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2017 fiscal year;

3.	to consider and provide an advisory (non-binding) "Say on Pay" vote on the compensation of our named executive officers, as described in the accompanying Proxy Statement;

4.	to consider and provide an adivsory (non-binding) "Say on Frequency" vote on the frequency of future Say on Pay votes;

5.	to approve an amendment and restatement of our Fourth Amended and Restated 2008 Stock and Annual Incentive Plan;

6.	to consider a stockholder proposal regarding the adoption of a majority vote standard for the election of directors;

7.	to transact such other business as may properly come before the meeting and any related adjournments or postponements.

Our Board of Directors has set April 17, 2017 as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders to be held on June 14, 2017:

Copies of the Proxy Statement and of our annual report for the fiscal year ended December 31, 2016 are available by visiting the following website: http://www.edocumentview.com/TREE.

By Order Of The Board Of Directors,
Douglas Lebda
Chairman and Chief Executive Officer

April 28, 2017

PROXY STATEMENT

PROXY STATEMENT FOR THE
2017 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with LendingTree’s 2017 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials, this Proxy Statement, any accompanying proxy card or voting instruction card and our 2016 Annual Report to Stockholders were first made available to stockholders on or about April 28, 2017. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who is entitled to vote at the Annual Meeting?

A:
Holders of LendingTree common stock at the close of business on April 17, 2017, the record date for the Annual Meeting established by our Board of Directors, are entitled to receive notice of the Annual Meeting, the Notice of Internet Availability of Proxy Materials and to vote their shares at the Annual Meeting and any related adjournments or postponements. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and form of proxy are first expected to be made available to stockholders on or about April 28, 2017.

As of the close of business on the record date, there were 11,903,886 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

A:
The Securities and Exchange Commission approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2016 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability?

A:	No. The Notice of Internet Availability identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice of Internet Availability and returning it.

The Notice of Internet Availability provides instructions on how to vote by Internet or telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your shares are registered in your name, you are a stockholder of record. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in “street name.”

You may examine a list of the stockholders of record as of the close of business on April 17, 2017 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. This list will also be made available at the Annual Meeting.

Q:	What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record, you will receive the Notice of Internet Availability or these proxy materials from Computershare for all LendingTree shares that you hold directly. If you have requested printed proxy materials, we have enclosed a proxy card for you to use. If you hold our shares in street name through one or more banks, brokers and/or other holders of record, you will receive the Notice of Internet Availability or these proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your shares. If you are a stockholder of record and hold additional LendingTree shares in street name, you will receive the Notice of Internet Availability or these proxy materials from Computershare and the third party or parties through which your shares are held. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q:	What are the quorum requirements for the Annual Meeting?

A:
The presence in person or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the Annual Meeting constitutes a quorum. Shares of our common stock are counted as present at the Annual Meeting for purposes of determining whether there is a quorum, if you are present and vote in person at the Annual Meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf at the Annual Meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

Withheld votes and broker non-votes are counted for purposes of establishing a quorum, but are not counted in the election of directors and therefore have no effect on the election. In a vote on the other proposals to be considered at the Annual Meeting, abstaining votes and broker non-votes are counted for purposes of establishing a quorum, but will not affect the outcome of the vote. A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.

Q:	What matters will the stockholders vote on at the Annual Meeting?

A:	The stockholders will vote on the following proposals:

•
Proposal 1 - to elect nine members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);

•	Proposal 2 - to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2017 fiscal year;

•	Proposal 3 - to consider and provide an advisory (non-binding) "Say on Pay" vote on the compensation of our named executive officers, as described in this Proxy Statement;

•	Proposal 4 - to consider and provide an advisory (non-binding) "Say on Frequency" vote on the frequency of future Say on Pay votes;

•	Proposal 5 - to approve an amendment and restatement of our Fourth Amended and Restated 2008 Stock and Annual Incentive Plan; and

•	Proposal 6 - to consider a stockholder proposal regarding the adoption of a majority vote standard for the election of directors.
Stockholders will also vote to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:	What are my voting choices when voting for director nominees and what votes are required to elect directors to our Board of Directors?

A:	For the vote on the election of director nominees, you may vote in favor of all nominees, withhold votes as to all nominees or vote in favor of and withhold votes as to specific nominees.

The election of each of Thomas Davidson, Neal Dermer, Robin Henderson, Peter Horan, Douglas Lebda, Steven Ozonian, Saras Sarasvathy, G. Kennedy Thompson and Craig Troyer as director requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of our common stock.

Our Board of Directors recommends that stockholders vote FOR the election of each of its nominees for director named above.

Q:
What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm and what votes are required to ratify such appointment?

A:
For the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock.

Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

Q:	What are my voting choices when participating in the advisory “Say on Pay” vote on the approval of compensation of the Company’s named executive officers?

A:
In the advisory Say on Pay vote on the approval of compensation of the Company’s named executive officers, as described in the tabular disclosures contained in this Proxy Statement, you may vote in favor of approval, vote against approval or abstain from voting.

The approval of the advisory Say on Pay proposal requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock. Since the required vote is advisory, the result of the vote is not binding upon the Board or its Compensation Committee. However, we value the opinions of our stockholders, and we will consider the outcome of the vote when determining future executive compensation arrangements.

Q:	What are my voting choices when participating in the advisory “Say on Frequency” vote on the frequency of future Say on Pay votes?

A:
In the advisory Say on Frequency vote on the frequency of future Say on Pay votes, you may vote on whether the required Say on Pay vote in Proposal 3 should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

Since the required vote is advisory, the result of the vote is not binding upon the Board or the Compensation Committee. However, we value the opinions of our stockholders, and the Board and the Compensation Committee will carefully consider the outcome of the vote in establishing the frequency with which Say-on-Pay votes will be held in the future.

Q:	What are my voting choices when voting on the approval of the amendment and restatement of the Fourth Amended and Restated 2008 Stock and Annual Incentive Plan?

A:
For the vote on approval of the amendment and restatement of the Fourth Amended and Restated 2008 Stock and Annual Incentive Plan, you may vote in favor of approval, vote against approval or abstain from voting.

The approval of this proposal requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock.

Our Board of Directors recommends that the stockholders vote FOR the approval of the amendment and restatement of the Fourth Amended and Restated 2008 Stock and Annual Incentive Plan.

Q:	What are my voting choices when voting on the stockholder proposal regarding the adoption of a majority vote standard for the election of directors?

A:
For the vote on the stockholder proposal regarding the adoption of a majority vote standard for the election of directors, you may vote in favor of the proposal, vote against the proposal or abstain from voting.

The approval of this proposal requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock.

Our Board of Directors recommends that the stockholders vote AGAINST the approval of the adoption of a majority vote standard for the election of directors.

Q:	Could other matters be decided at the Annual Meeting?

A:	As of the date of the filing of this Proxy Statement, we are not aware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, our two representatives who have been designated as proxies for the Annual Meeting, Rebecca Martello and Janna James, will have the discretion to vote on those matters for stockholders who have returned their proxy.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me?

A:
If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct them how to vote, they will have discretion to vote your shares on routine matters, including the ratification of the selection of the Company’s independent public accounting firm (Proposal 2). However, they will not have discretion to vote on non-routine matters without direction from you, including the election of directors (Proposal 1), the advisory (non-binding) "Say on Pay" vote on the compensation of our named executive officers (Proposal 3), the advisory "Say on Frequency" vote on the frequency of future Say on Pay votes (Proposal 4), the amendment and restatement of the Fourth Amended and Restated 2008 Stock and Annual Incentive Plan (Proposal 5), and the stockholder proposal regarding the adoption of a majority vote standard for the election of directors (Proposal 6). Accordingly, broker non-votes will not occur at the Annual Meeting in connection with Proposal 2. Broker non-votes may occur in connection with Proposals 1, 3, 4, 5 and 6; however, broker non-votes will have no effect on the outcome of Proposals 1, 3, 4, 5 and 6.

Q:	What happens if I abstain?

A:
Our bylaws provide that all matters put to a stockholder vote will be determined by a majority of the votes cast affirmatively or negatively, except for director elections or as otherwise required by law (e.g. a vote to approve a merger). An abstention is not considered a vote cast affirmatively or negatively. Accordingly, an abstention will have no effect on the outcomes of Proposals 2, 3, 4, 5 or 6. Abstention is not a voting option for Proposal 1.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

•	delivering to Computershare a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
You should send any written notice or a new proxy card to LendingTree c/o Computershare at the following address: Computershare, P.O. Box 30170, College Station, Texas 77842, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the Internet. You may request a new proxy card by calling Computershare at 1-877-296-3711 (toll-free).

Q:	What if I do not specify a choice for a proposal when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees named in the Proxy Statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017, FOR approval of the advisory (non-binding) "Say on Pay" vote on the compensation of our named executive officers, FOR the Say on Pay vote in Proposal 3 to occur every three years, FOR approval of the amendment and restatement of the Fourth Amended and Restated 2008 Stock and Annual Incentive Plan, and AGAINST the stockholder proposal regarding the adoption of a majority vote standard for the election of directors.

Q:	How are proxies solicited and what is the cost?

A:
We will bear all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the Notice of Internet Availability, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	What should I do if I have questions regarding the Annual Meeting?

A:
If you have any questions about how to cast your vote for the Annual Meeting or would like copies of any of the documents referred to in this Proxy Statement, you should call Computershare at 1-877-296-3711 (toll-free).

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on June 13, 2017.

Vote on the Internet

If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you request printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to LendingTree c/o Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to LendingTree c/o Computershare at the following address: Computershare, P.O. Box 30170, College Station, Texas 77842. Please allow sufficient time for mailing if you decide to vote by mail.

Vote at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this Proxy Statement. If you submit a proxy by telephone or via the Internet you should not return your proxy card. If you hold your shares through a bank, broker or other nominee, you should follow the voting instructions you receive from your bank, broker or other nominee.

PROPOSAL 1 - ELECTION OF DIRECTORS

Proposal

At the upcoming Annual Meeting, a board of nine directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by our Board of Directors.

Our Board of Directors recommends that stockholders vote FOR the election of each of the following persons:

THOMAS DAVIDSON, NEAL DERMER, ROBIN HENDERSON, PETER HORAN, DOUGLAS LEBDA, STEVEN OZONIAN, SARAS SARASVATHY, G. KENNEDY THOMPSON AND CRAIG TROYER

Information Concerning Director Nominees

Background information about the nominees, as well as information regarding additional experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve on our Board of Directors, is set forth below. Except as otherwise set forth below, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected as a nominee.

Thomas M. Davidson, Jr., age 45, has served as a member of our Board of Directors since March 15, 2017. Mr. Davidson is also a member of our Nominating and Corporate Governance Committee. Mr. Davidson is the co-founder and has served as Chief Executive Officer of EverFi, Inc., a software-as-a-service education technology company headquartered in Washington, D.C., since 2008. Prior to founding EverFi, Inc., Mr. Davidson was a venture capitalist at Village Ventures from 2007-2009 with a focus on early-stage technology companies in the education and social media spaces. From 1994 to 2000, Mr. Davidson served three terms in the Maine House of Representatives where he served as Chairman of the Utilities and Energy Committee and was a senior member of the Taxation Committee and the Banking Insurance and Business and Economic Development Committees.

Mr. Davidson brings technology expertise, executive management and government affairs experience to our Board of Directors.

Neal Dermer, age 48, has served as a member of our Board of Directors since June 2013. Mr. Dermer is also a member of the Transactions Committee. Mr. Dermer has served as a Senior Vice President and the Treasurer of Liberty Interactive Corporation and Liberty Media Corporation since January 2016, having previously served as a Vice President and the Treasurer from November 2011 to December 2015. He has also served as a Senior Vice President and the Treasurer of Liberty TripAdvisor Holdings, Inc. since January 2016, having previously served as a Vice President and the Treasurer from July 2013 to December 2015, and Liberty Broadband Corporation since January 2016, having previously served as a Vice President and the Treasurer from June 2014 to December 2015. He has held a number of positions with Liberty Interactive and Liberty Media since 1995, including several officer titles at certain wholly-owned subsidiaries of Liberty Interactive, and was previously an auditor with KPMG. Mr. Dermer held an active Certified Public Accountant license since 1992 (currently inactive). Mr. Dermer was nominated to our Board of Directors by Liberty Interactive in accordance with the terms of an agreement among us, Liberty Interactive and others known as the Spinco Agreement, which is discussed elsewhere in this Proxy Statement.

As the treasurer of a number of public companies and as a Certified Public Accountant (currently inactive), Mr. Dermer brings in-depth business, executive management, financial and capital markets experience to our Board of Directors.

Robin Henderson, age 47, has served as a member of our Board of Directors since November 2014. Ms. Henderson is also a member of the Nominating and Corporate Governance Committee and Audit Committee. Ms. Henderson is Senior Director, Private Capital Group, of RXR Realty, which manages 90 commercial properties and investments comprising approximately 25 million square feet with an aggregate gross asset value of approximately $15.7 billion including approximately 3,200 multi-family and for sale units under active development in the New York Metropolitan area . Ms. Henderson joined RXR in February 2010. She is responsible for sourcing institutional capital partners for both the company’s asset level joint ventures and discretionary funds. Since joining RXR, Ms. Henderson has led the effort in raising approximately $6.7 billion of equity to fund RXR’s New York City office portfolio. From May 1998 to December 2009, Ms. Henderson was with Wachovia Securities, ultimately serving as Vice President within Real Estate Corporate Finance with a focus in Real Estate Private Equity.

Ms. Henderson brings to our Board of Directors extensive real estate industry, finance and capital markets experience. Ms. Henderson also provides our Board of Directors with extensive executive and management experience.

Peter Horan, age 62, has served as a member of our Board of Directors since August 2008. Mr. Horan is also Chair of our Nominating and Corporate Governance Committee and a member of our Audit Committee and our Transactions Committee. Mr. Horan is currently the founder of Horan Media Tech Advisors. He previously served as President and Chief Operating Officer of Answers Corporation. He was previously Executive Chairman of SocialChorus, a provider of software to automate and streamline social influence marketing. He previously served as Chairman of Goodmail Systems, Inc., a provider of e-mail authentication services, from February 2010 to February 2011, and he served as Chief Executive Officer of that company from May 2008 until February 2010. Mr. Horan has made investments in, and served on the board of directors of, several private companies.

Prior to that, Mr. Horan served as Chief Executive Officer of IAC/InterActiveCorp Media & Advertising from January 2007 to June 2008. Prior to joining IAC, Mr. Horan served as Chief Executive Officer of AllBusiness.com, Inc., which operates a website providing advice for small businesses, About.com, Inc., an internet resource providing expert advice on a wide variety of topics, and DevX.com, Inc., a provider of technical information, tools and services for IT professionals developing corporate applications. Additionally, Mr. Horan served in senior management roles at International Data Group, a technology media, events and research company, including its Computerworld publication for IT leaders. Prior to that, Mr. Horan spent more than 15 years in senior account management roles at leading advertising agencies, including BBDO and Ogilvy & Mather. Mr. Horan is a member of the Board of Directors of Merchant Circle, a private company that helps people find local merchants, Purch Inc., a private media company, Outdoor Projects LLC, a private marketing company specializing in outdoor media projects, and Nobilis Health Corp. (NYSE MKT: HLTH), a healthcare development and management company.

Mr. Horan brings to our Board of Directors his diverse executive and management experience as well as a significant knowledge of the Internet media and advertising industries. He also provides our Board of Directors with financial reporting expertise and a unique perspective from his experience in account management positions in the advertising industry.

Douglas Lebda, age 47, is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008. Mr. Lebda is also a Chair of our Transactions Committee. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp from January 2006 to August 2008, when the company was spun-off from IAC/InterActiveCorp. Prior to that, Mr. Lebda served in roles as Chief Executive Officer, President and Chairman of the Board of Directors of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers.

Mr. Lebda, the founder of LendingTree, LLC, provides our Board of Directors with a vital understanding and appreciation of the company’s business and history. His experience as Chief Operating Officer of IAC/InterActiveCorp, a large conglomerate of Internet companies, as well as his financial and accounting expertise, also qualify him to serve on our Board of Directors. Mr. Lebda also brings to our Board of Directors a valuable understanding of the role played by directors of publicly-held companies due to his service on the board of Eastman Kodak.

Steven Ozonian, age 61, has served as a member of our Board of Directors since June 2011. Mr. Ozonian also serves as our Lead Independent Director, Chair of our Audit Committee and Chair of our Compensation Committee. Mr. Ozonian currently serves as President of the Williston Financial Group. He previously served as a member of our Board of Directors from August 2008 to November 2010. He resigned from the Board of Directors effective November 1, 2010 to join our company as Chief Executive Officer of its proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. On March 15, 2011, we announced that we had finalized a plan to close all of the field offices of RealEstate.com and, on March 31, 2011, Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at our company, Mr. Ozonian served as the Executive Chairman of Global Mobility Solutions, an employee mobility provider, from 2005 to 2010. Mr. Ozonian has held other high level positions in the homeownership industry including Chairman and CEO of Prudential’s real estate and related businesses, CEO of Realtor.com and National Homeownership Executive for Bank of America. Mr. Ozonian is a member of the Board of Directors of Nobilis Health Corp (NYSE MKT: HLTH), a healthcare development and management company.

Mr. Ozonian provides our Board of Directors with valuable large public company leadership experience and mergers and acquisitions expertise. He has significant executive experience and a deep understanding of the functions of a board of directors acquired through service as chairman of other corporations.

Saras Sarasvathy, age 58, has served as a member of our Board of Directors since July 2015. Dr. Sarasvathy is also a member of our Compensation Committee. Dr. Sarasvathy is the Paul Hammaker Professor at University of Virginia's Darden Graduate School of Business, a position she has held since 2009. Her research focuses on high performance entrepreneurship ranging from starting and growing new ventures to creating and fostering high value partnerships that result in enduring and innovative businesses.

Dr. Sarasvathy has also worked with thousands of entrepreneurs around the world and has helped train hundreds of entrepreneurship educators and growth-oriented service providers.

Through her research and practical experience co-founding five ventures of her own, Dr. Sarasvathy brings to our company valuable insights and best practices for the development of new products and a global understanding of innovative funding mechanisms.

G. Kennedy Thompson, age 66, has served as a member of our Board of Directors since March 15, 2017. He also serves as a member of our Transactions Committee. Mr. Thompson, age 66, has been a partner of Aquiline Capital Partners, a New York based private equity firm, since 2009. From 1999 to 2008, Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation. Mr. Thompson served in numerous industry leadership positions including Chairman of the Clearing House, Chairman of the Financial Services Roundtable, Chairman of the Financial Services Forum and President of the Federal Advisory Council of the Federal Reserve Board. In the past five years, he has served as a member of the board of directors of HP Inc. (NYSE: HPQ) and BNC Bank, and is currently a trustee of the Morehead-Cain Foundation.

Mr. Thompson brings extensive financial services expertise, public company leadership experience and executive management experience to our Board of Directors.

Craig Troyer, age 48, has served as a member of our Board of Directors since July 2014. Mr. Troyer is also a member of our Compensation Committee. Mr. Troyer has served as Senior Vice President and Deputy General Counsel of Liberty Interactive Corporation and Liberty Media Corporation since January 2017. He has held a number of positions with Liberty Interactive since October 2005. Prior to joining Liberty Interactive, he was a corporate transactional attorney with Baker Botts, L.L.P. Mr. Troyer is a graduate of the University of Oklahoma and the University of Chicago Law School. Mr. Troyer was nominated to our Board of Directors by Liberty Interactive Corporation in accordance with the terms of the Spinco Agreement described under “Certain Relationships and Related Transactions-Agreements with Liberty Interactive Corporation,” below.

Mr. Troyer brings extensive experience in business and corporate transactions to the Board.

All nominees have been recommended by the Nominating and Corporate Governance Committee. All nominees are current directors standing for re-election.

Corporate Governance

Director Independence. Under the Listing Rules of the NASDAQ Stock Market, our Board of Directors has a responsibility to make an affirmative determination that those members of our Board of Directors that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, our Board of Directors reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Listing Rules of the NASDAQ Stock Market.

Our Board of Directors has determined that each of Mr. Davidson, Mr. Dermer, Ms. Henderson, Mr. Horan, Mr. Ozonian, Dr. Sarasvathy, Mr. Thompson and Mr. Troyer is an independent director within the meaning of the applicable NASDAQ standards.

Director Nominations. Our Nominating and Corporate Governance Committee considers and recommends to our Board of Directors candidates for election to our Board of Directors and nominees for committee memberships and committee chairs. Each member of the Nominating and Corporate Governance Committee participates in the review and discussion of director candidates. In addition, directors who are not on the Nominating and Corporate Governance Committee may meet with and evaluate the suitability of candidates. The full Board of Directors makes final determinations on director nominees.

Our Board of Directors does not have specific requirements for eligibility to serve as a director of LendingTree. However, in evaluating candidates, regardless of how recommended, our Board of Directors considers whether the professional and personal ethics and values of the candidate are consistent with ours, whether the candidate’s experience and expertise would be beneficial to our Board of Directors in rendering its service to us, whether the candidate is willing and able to devote the necessary time and energy to the work of our Board of Directors and whether the candidate is prepared and qualified to represent the best interests of our stockholders.

In evaluating director candidates, the Chair of the Nominating and Corporate Governance Committee and other committee members may conduct interviews with certain candidates and make recommendations to the committee. Other members of our Board of Directors may also conduct interviews with director candidates upon request, and the Nominating and Corporate

Governance Committee may retain, at its discretion, third-party consultants to assess the skills and qualifications of the candidates. Although our Board of Directors does not have a specific policy with respect to diversity, the Nominating and Corporate Governance Committee considers the extent to which potential candidates possess sufficiently diverse skill sets and diversity characteristics that would contribute to the overall effectiveness of our Board of Directors.

In identifying potential director candidates, the Nominating and Corporate Governance Committee seeks input from other members of our Board of Directors and executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also considers candidates nominated by Liberty Interactive Corporation in accordance with its rights under the Spinco Agreement described under “Certain Relationships and Related Transactions-Agreements with Liberty Interactive Corporation,” below. The Nominating and Corporate Governance Committee will also consider director candidates recommended by other stockholders to stand for election at the Annual Meeting of Stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations of Director Candidates.” Except for Mr. Dermer and Mr. Troyer, who were nominated by Liberty Interactive Corporation in accordance with its rights under the Spinco Agreement, the Nominating and Corporate Governance Committee has not had any director candidates put forward by a stockholder or a group of stockholders that beneficially owned more than five percent of our stock for at least one year.

Stockholder Recommendations of Director Candidates. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Nominating and Corporate Governance Committee. Stockholders who wish to make such a recommendation should send the recommendation to LendingTree, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board of Directors.

Our Board of Directors and Committees

Our Board of Directors. Our Board of Directors met eight times during 2016 and acted by unanimous written consent two times. During 2016, all the incumbent directors attended more than 75% of the meetings of our Board of Directors and of its committees on which they served during the period of time that each such director was a member of the Board of Directors. Directors are not required to attend annual meetings of our stockholders. None of our directors attended our 2016 Annual Meeting of Stockholders.

Board Committees. The following table sets forth the current members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Transactions Committee:

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Transactions Committee
Thomas Davidson			X
Neal Dermer				X
Robin Henderson	X		X
Peter Horan	X		X (Chair)	X
Douglas Lebda				X (Chair)
Steven Ozonian	X (Chair)	X (Chair)
Saras Sarasvathy		X
G. Kennedy Thompson				X
Craig Troyer		X

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investors.lendingtree.com/corporate-governance.cfm. The Audit Committee is appointed by our Board of Directors to assist our Board of Directors with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3)

the qualifications and independence of our independent registered public accounting firm, (4) the performance of our internal audit function and independent registered public accounting firm and (5) our compliance with legal and regulatory requirements. The Audit Committee met five times during 2016 and acted by unanimous written consent one time. The formal report of the Audit Committee is set forth under “Audit Committee Matters,” below.

All members of the Audit Committee are independent directors within the meaning of the applicable NASDAQ listing standards. Our Board of Directors has determined that each of Mr. Horan and Mr. Ozonian is an “audit committee financial expert,” as such term is defined in applicable SEC rules.

Compensation Committee. The Compensation Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investors.lendingtree.com/corporate-governance.cfm. The Compensation Committee is responsible for discharging the responsibilities of our Board of Directors relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. For additional information on our processes and procedures for the consideration and determination of executive and director compensation and the roles of the Compensation Committee related thereto, see the discussion under “Executive Compensation and Related Information-Overview” and “Director Compensation,” below.

All of the members of the Compensation Committee are independent directors within the meaning of the applicable NASDAQ listing standards. The Compensation Committee met eight times during 2016 and acted by unanimous written consent seven times.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investors.lendingtree.com/corporate-governance.cfm. The Nominating and Corporate Governance Committee’s functions include identifying, evaluating and recommending candidates for election to our Board of Directors. Additionally, the Nominating and Corporate Governance Committee is responsible for recommending compensation arrangements for non-employee directors.

All of the members of the committee are independent directors within the meaning of the applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee met five times during 2016 and acted by unanimous written consent one time during 2016.

Board Leadership Structure. Mr. Lebda serves as our CEO and Chairman of our Board of Directors. Mr. Lebda is the founder of the Company and has served as our CEO and Chairman of our Board of Directors since our August 2008 spin-off from IAC/InterActiveCorp. Our Board of Directors believes that it is important to have a unified leadership vision which Mr. Lebda is uniquely positioned to provide. Our Board of Directors also believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role.

In November 2016, our Board of Directors designated Steven Ozonian to serve as lead independent director. The Board of Directors determined that the Company would be well served by appointing a lead independent director who is a non-employee and is independent (as such term is defined by the Securities and Exchange Commission and the Nasdaq Listing Rules generally applicable to Audit Committee members). The lead independent director serves as a liaison between the Chairman of the Board and the other directors and fosters free and open communication between the Board of Directors and management of the Company. The lead independent director also assists the Chairman in reviewing and setting agendas for the Board of Directors meetings and in overseeing the effectiveness of the Board of Directors meetings.

Board Role in Risk Oversight. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors regularly reviews information regarding marketing, operations, finance and business development as well as the risks associated with each. In addition, our Board of Directors holds strategic planning sessions with management to discuss our strategies, key challenges, and risks and opportunities and receives a report on Sarbanes-Oxley compliance on at least an annual basis.

While our Board of Directors is ultimately responsible for risk oversight, committees of our Board of Directors also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. Our Board of Directors and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, succession planning for our directors, and corporate governance.

Stockholder Communications with our Board of Directors

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to LendingTree, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of our Board of Directors or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to our Board of Directors, or to the specified director(s), if appropriate.

All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	do not relate to the business or affairs of our Company or the functioning or constitution of our Board of Directors or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of our Board of Directors;

•	are advertisements or other commercial solicitations;

•	are frivolous or offensive; or

•	are otherwise not appropriate for delivery to directors.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of LendingTree’s financial statements, (2) the effectiveness of LendingTree’s internal control over financial reporting, (3) the qualifications and independence of LendingTree’s independent registered public accounting firm, (4) the performance of LendingTree’s internal audit function and independent registered public accounting firm and (5) LendingTree’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that LendingTree’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and LendingTree’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of LendingTree for the fiscal year ended December 31, 2016 with management and PricewaterhouseCoopers LLP, LendingTree’s independent registered public accounting firm for the 2016 fiscal year.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communication with Audit Committees). In addition, the Audit Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from LendingTree and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended on February 22, 2017 to the Board of Directors that the audited consolidated financial statements for LendingTree for the fiscal year ended December 31, 2016 be included in its Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Members of the Audit Committee

Steven Ozonian (Chair)
Robin Henderson
Peter Horan

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth fees for all professional services rendered by PricewaterhouseCoopers LLP as our principal accountant for the years ended December 31, 2016 and December 31, 2015.

	Year Ended December 31, 2016	Year Ended December 31, 2015
Audit Fees (1)	$1,239,000	$1,177,577
Audit-Related Fees (2)	186,287	—
Tax Fees (3)	313,650	226,000
All Other Fees (4)	1,800	1,800
Total	$1,740,737	$1,405,377

(1) Audit Fees include fees associated with the annual audit of our consolidated financial statements, regulatory audits, the review of our periodic reports, accounting consultations, the review of registration statements and consents and related services normally provided in connection with statutory and regulatory filings and engagements. Regulatory audits include audits performed for certain of our businesses in the United States, which audits are required by federal or state regulatory authorities.
(2) Includes fees primarily related to due diligence services related to merger and acquisition matters.
(3) Includes fees related to tax compliance and tax advice.
(4) Includes amounts for license fees for an accounting reporting research tool.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current practice is to pre-approve all audit and all non-audit services to be provided to the Company by its independent public accounting firm.
INFORMATION CONCERNING EXECUTIVE OFFICERS

Background information about our executive officers is set forth below.

Background information about Mr. Lebda, our Chairman and Chief Executive Officer, is above under the heading “Information Concerning Director Nominees.”

Gabriel Dalporto, age 45, has served as the Company's Chief Financial Officer since June 2015. Prior to that, he served as the Company’s Chief Marketing Officer since April 2011 and also as President of Mortgage since March 2013, and was designated by our Board of Directors as an executive officer in February 2012. Before joining the Company, Mr. Dalporto served as Founder and Chief Executive Officer of Atomic Financial, Inc., a startup online investing platform, from January 2010 to April 2011. He served as Chief Marketing and Strategy Officer of Zecco Holdings, Inc., an online brokerage company, from January 2007 to December 2009. Mr. Dalporto served as Vice President at E*Trade Financial from August 2004 to November 2006 and as Vice President at JP Morgan Chase from September 2003 to July 2004.

Nikul Patel, age 44, has served as the Company's Chief Product and Strategy Officer since November 2016. Prior to that, Mr. Patel served as the Company's Chief Operating Officer since June 2015. Prior to that, Mr. Patel served as the Company's Chief Product Officer and Chief Technology Officer from February 2013 to June 2015. He joined the Company in June 2012 as Senior Vice President of Product. Mr. Patel is responsible for product management and leading the corporate strategy at the Company. Prior to joining the Company, Mr. Patel served as President of Home-Account.com, a Silicon Valley start-up with an online mortgage shopping experience, following its acquisition by Bills.com in July 2010 until June 2012. Prior to such acquisition, Mr. Patel served as Chief Operating Officer and Vice President - Products of Home-Account.com from May 2009 to July 2010. From 1997 to 2008, Mr. Patel held various senior management roles involving technology product and services at Intel Corporation. In addition, Mr. Patel co-founded Movoto.com, an online real estate shopping website, in 2005. Mr. Patel received his Masters of Business Administration with honors from the Wharton School of the University of Pennsylvania and his Masters of Science in Computer Engineering from Florida Atlantic University.

Neil Salvage, age 44, has served as the Company's President since November 2016. Prior to that, Mr. Salvage served as the Company's Chief Revenue Officer since June 2015. Prior to that, Mr. Salvage had served as General Manager of the LendingTree Home Pros business since July 2013. Prior to joining the Company, Mr. Salvage served as Head of Digital Sales for CBS Television and Radio from 2012 to 2013, Executive Vice President of CityGrid Media and Vice President of Yellowpages.com. Mr. Salvage holds two Bachelor of Science degrees from the University of South Carolina in each of Business Administration and Management. Mr. Salvage also holds an M.S. degree in Computer Resources and Information Management from Webster University.

Carla Shumate, age 46, joined the Company in December 2012 and, since January 31, 2013, has served as the Company’s Chief Accounting Officer and principal accounting officer. Ms. Shumate joined the Company from King Pharmaceuticals, Inc. where she held various positions from 2001 until 2012, including Senior Vice President and Controller since 2005. Previously, Ms. Shumate held various positions with PricewaterhouseCoopers LLP from 1993 until 2000, including Manager from 1998 until 2000. Ms. Shumate received her Bachelor of Science degree in Accounting from Wake Forest University and has been a Certified Public Accountant since 1997.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

PricewaterhouseCoopers LLP was previously engaged on March 19, 2009 as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and then reengaged on June 26, 2012 as our independent registered public accounting firm for the year ended December 31, 2012, and then for the years ended December 31, 2013, December 31, 2014, December 31, 2015 and December 31, 2016.

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total number of votes cast by the holders of shares of LendingTree common stock. If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2017, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

PROPOSAL 3 - ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Background

Section 14A of the Securities Exchange Act of 1934, which was added pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company seek an advisory (non-binding) “Say on Pay” vote from its stockholders to approve the compensation of its executive officers, as disclosed in the tabular disclosures contained later in this Proxy Statement.

Although this vote on executive compensation is non-binding, our Compensation Committee and Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions, as was the case in considering the 2011 and 2014 voting results for “Say on Pay” proposals.

As discussed under the heading “Executive Compensation” below, the Company has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders. See our discussion beginning on page 44 for additional information on our executive compensation programs.

Proposal and Required Vote

The Company is presenting this proposal, which gives you as a stockholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Executive Compensation section, the compensation tables and the related disclosures contained in the Company’s 2017 Proxy Statement.”

The Compensation Committee believes that the executive compensation for the 2014, 2015 and 2016 fiscal years is reasonable and appropriate, is justified by the performance of the Company and is the result of a carefully considered approach.

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. However, we value stockholders’ opinions, and we will consider the outcome of the “Say on Pay” vote when determining future executive compensation arrangements.

The Board recommends that stockholders approve the compensation of our named executive officers by voting FOR the above proposal.

PROPOSAL 4 - ADVISORY VOTE ON FREQUENCY OF FUTURE SAY ON PAY VOTES

Background

Section 14A of the Securities Exchange Act of 1934, which was added pursuant to Section 951 of the Dodd-Frank Act, requires the Company to propose an advisory (non-binding) vote of its stockholders on the frequency of holding an advisory Say On Pay vote regarding the compensation of named executive officers (“Say on Frequency”). In accordance with these requirements, at our 2011 annual meeting of the stockholders, we submitted a non-binding advisory vote to our stockholders to determine the frequency of the advisory stockholder vote to approve the compensation of the Company’s named executive officers. The Board’s proposal for stockholders to approve, on an advisory basis (non-binding), holding the advisory vote on executive compensation on a triennial basis was approved by a majority of votes cast. In accordance with this stockholder preference, our Board determined that advisory votes on executive compensation would be held on a triennial basis.

We have designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase long-term stockholder value. We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders. See our “Compensation Discussion and Analysis” section beginning on page 37 for additional information on our executive compensation programs. The Board continues to believe that an advisory (non-binding) Say on Pay vote once every three years balances the interest of stockholders in providing regular input on executive compensation and the interest of the Board and the stockholders in allowing sufficient time to evaluate the long-term effectiveness of the Company’s executive compensation philosophy, policies and practices.

We believe that the Company’s exceptional increase in shareholder value over the past five years validates the alignment of the Company’s long-term executive compensation with increasing shareholder value. Reprinted below is the Company’s performance graph from our Annual Report on Form 10-K filed with the SEC on February 28, 2017. This graph compares the cumulative total stockholder return of $100 invested (assuming that all dividends were reinvested) in (1) our common stock, (2) the cumulative return of all companies listed on the NASDAQ Composite Index and (3) the cumulative total return of the Research Development Group (“RDG”) Internet index. Returns over the indicated periods should not be considered indicative of future stock prices or stockholder returns.

The performance graph shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference into any filings under the Securities Act or the Exchange Act, except as otherwise expressly set forth by specific reference in such filing.

Proposal and Vote

The Company is presenting this proposal, which gives you as a stockholder the opportunity to express your view on the appropriate frequency (every one, two or three year(s), or abstain) of conducting an advisory Say On Pay stockholder vote on our executive compensation by voting for one of the following options:

“RESOLVED, that the stockholders approve, on an advisory basis, that the Company conduct an advisory vote on the compensation of its named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained in the Company’s proxy statement for the relevant year, every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.”

The Board recommends that you select every three years as the desired frequency for future Say On Pay votes.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, stockholders are selecting from one of four choices: one year, two years, three years or abstain.

Since the required vote is advisory, the result of the vote is not binding upon the Board or the Compensation Committee. However, we value the opinions of our stockholders, and the Board and the Compensation Committee will carefully consider the outcome of the vote in establishing the frequency with which Say on Pay votes will be held in the future.

PROPOSAL 5 - AMENDMENT AND RESTATEMENT OF THE FOURTH AMENDED AND RESTATED 2008 STOCK AND ANNUAL INCENTIVE PLAN

Proposal

At the Annual Meeting, we are asking our stockholders to approve an amendment and restatement of the Fourth Amended and Restated 2008 Stock and Annual Incentive Plan, which we refer to as the Stock Plan. As more fully described below, conditioned upon and subject to stockholder approval, on April 26, 2017 the Board of Directors approved an amendment and restatement of the Stock Plan. As so amended and restated, the Stock Plan will be known as the “Fifth Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan.” This amendment and restatement included:

•	a 1,000,000 share increase to the number of shares of common stock authorized for issuance under the Stock Plan;

•
an increase to the number of shares of common stock that may be issued under the Stock Plan as Internal Revenue Code (“Code”) Section 422 “incentive stock options” so that such total amount will increase from 2,833,333 shares to 3,833,333 shares;

•
a change in the maximum number of shares subject to Awards that may be awarded to any participant within a calendar year in order for the Award to qualify as performance-based compensation under Code Section 162(m);

•	the establishment of an annual limit on overall compensation that can be paid to each non-employee director;

•	extension of the Stock Plan’s expiration date from August 20, 2018 to April 25, 2027; and

•	clarification on the maximum amount of tax withholding that can be effected on Awards.
As of April 17, 2017, stock options to purchase 1,896,717 shares, restricted stock units covering 182,070 shares and 14,464 shares of restricted stock were all outstanding under the Stock Plan, and only 372,982 shares remained available for future equity grants under the Stock Plan. We are requesting approval of this amendment and restatement because, based on historical and projected grant rates, the remaining unissued shares in the Stock Plan will be insufficient to cover our anticipated future equity compensation grants. The Company stockholders last approved an increase in shares for grant under the Stock Plan in 2014.

We believe that our compensation programs should be variable and tied to individual and corporate performance in light of our current circumstances and desire to increase our entrepreneurial culture and further align the interests of our executive officers and employees with those of our stockholders. The Compensation Committee believes placing a greater emphasis on incentive arrangements and equity compensation will result in a greater proportion of the overall compensation of our executive officers and employees reflecting performance. Additionally, our ability to provide long-term incentives in the form of equity compensation aligns our executive officers’ and employees’ interests with the interests of our stockholders and fosters an ownership mentality that drives optimal decision-making for the long-term health and profitability of our Company. As such, we believe it is very important that we continue to have the ability to issue equity awards under the Stock Plan.

When deciding if and by how much to increase the number of shares available for grant under the Stock Plan, the Compensation Committee considered our gross burn rate for the past three years along with the estimated dilutive impact of the share increase and similar statistics for a peer group of companies. Burn rate is the rate at which a company is granting equity compensation share awards, with the gross number of such shares awarded expressed as a percentage of its weighted average shares outstanding. Our three year average annual gross burn rate for fiscal years 2016, 2015, and 2014 was 4.89%. This burn rate percentage placed us between the median and the 75% percentile of our peer group.

The Compensation Committee and the Board of Directors believe that adding an additional one million shares to the Stock Plan is necessary in order to continue to provide appropriate equity incentives that encourage long-term retention and performance of our executive officers and employees. This increased amount is intended to manage our equity grant requirements for approximately the next three years. We consider a minimum three-year pool of shares to be important from a compensation planning perspective.

If the amendment and restatement is not approved, it could be detrimental to our goals of attracting, retaining and motivating our executive officers and employees and aligning their interests with the interests of our stockholders. In that instance, we would then need to review and revise our compensation practices to be more cash-based in order to retain our key executive officers and employees. If we adopted alternative compensation programs that were more cash-based, we believe that the level of cash compensation required to offset the lack of availability of equity grants could result in (i) an increase in our overall compensation expense, which would be detrimental to our future operating results, (ii) a decrease in our reported Adjusted EBITDA, a non-

GAAP measure that includes cash compensation expense but excludes non-cash compensation expense, and (iii) a decrease in our cash flow, which would reduce cash available to be invested in operations and growth and/or returned to stockholders.

Therefore, at the Annual Meeting, stockholders will be asked to approve the amendment and restatement of the Stock Plan, which is attached as Annex A to this Proxy Statement. The proposal requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock. To the extent there is any discrepancy between the terms of this proposal and that of the Stock Plan itself, the terms of the Stock Plan shall prevail and govern. If this Proposal 5 is not approved, then the pre-amended Fourth Amended and Restated 2008 Stock and Annual Incentive Plan shall remain in full force and effect.

Summary of the Stock Plan

Below is a summary of the principal provisions of the Stock Plan. The summary is qualified by reference to the Stock Plan as set forth in the Annex A to this proxy statement.

The Stock Plan permits the discretionary award of incentive stock options (ISOs), nonqualified stock options (NSOs), stock appreciation rights (SARs), restricted stock, restricted stock units, other stock-based awards and bonus awards. Individuals eligible to receive awards and grants under the Stock Plan include our directors, officers, employees and consultants or the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to serve us.

Administration

The Stock Plan is administered by the Compensation Committee or another committee of our Board of Directors as it may from time to time designate. Among other things, the Compensation Committee selects individuals to whom awards may be granted, determines the type of award as well as the number of shares of common stock to be covered by each award, determines the terms and conditions of any awards, including performance goals (if any) and their degree of satisfaction and interprets the terms and provisions of the Stock Plan and any stock award issued under the Stock Plan. Determinations of the Compensation Committee are final, binding and conclusive.

Eligibility

Persons who serve or agree to serve as our officers, employees, non-employee directors or consultants or as officers, employees, non-employee directors or consultants of our subsidiaries and affiliates are eligible to be granted awards under the Stock Plan. As of April 17, 2017, there were nine directors, four executive officers who are not directors and approximately 400 employees other than executive officers who are authorized to receive awards under the Stock Plan. In addition, individuals who have received awards granted under certain previous LendingTree, Inc., and parent, subsidiary, and affiliate company incentive plans, are governed by the Stock Plan, as detailed further in the Employee Matters Agreement previously filed with the Securities and Exchange Commission as Exhibit 10.3 to the Form 8-K filed on August 25, 2008. Throughout the Stock Plan and in this proposal, these awards are referred to as “Adjusted Awards”. To the extent that the terms of the Stock Plan are inconsistent with the terms of an Adjusted Award, the terms of the Adjusted Award will be governed by the Employee Matters Agreement and the applicable incentive plan and award agreement entered into thereunder.

Shares Subject to the Stock Plan

After taking into account the proposed addition of 1,000,000 authorized shares to the Stock Plan, the Stock Plan authorizes a maximum issuance of up to (i) 5,350,000 shares of common stock pursuant to new awards plus (ii) the number of shares of common stock that may be issuable upon exercise or vesting of the Adjusted Awards, which includes all outstanding awards and all shares already issued under previously outstanding awards since adoption of the Stock Plan in 2008.

As of April 17, 2017:

A total of 1,883,767 shares have been issued under the Stock Plan and are no longer subject to forfeiture. Although included in the total share reserve described above, these shares are included in our currently outstanding number of shares and will never again become available for future grants under the Stock Plan.
A total of 2,093,251 shares are either reserved for issuance under currently outstanding awards or issued as restricted stock that is subject to forfeiture if vesting conditions are not satisfied. These shares are not currently available for new awards, but they may be returned to the Stock Plan and available for future awards if they are not ultimately issued under the currently outstanding awards or are forfeited after issuance.
The closing price of a share of our common stock on the Nasdaq Stock Market was $119.85.
The shares of common stock subject to grant under the Stock Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by our Board of Directors. Other than Adjusted Awards, to the extent that any stock award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of common stock subject to the awards not delivered as a result thereof will again be available for use under the Stock Plan. The Stock Plan provides that any shares subject to those awards that terminate, expire, or lapse will not count against the maximum number of shares that may be subject to awards granted to any individual participant. However, any shares subject to any awards that are settled for cash will continue to count against the maximum number of shares that may be subject to awards granted to any individual participant. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of common stock (by either actual delivery or by attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to the award, the shares of common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan. Further, any dividend equivalents distributed and any bonus awards that are paid in shares of common stock under the Stock Plan will count against these maximum share limits.
The Stock Plan provides that, in the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation or other similar event, the Compensation Committee or our Board of Directors may make any substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards, (4) the exercise price of outstanding options and stock appreciation rights and (5) the performance goals applicable to any outstanding awards.
In the event of stock dividend, stock split, reverse stock split, separation, spin-off, reorganization, extraordinary dividend of cash or other property, share combination, recapitalization or other similar event affecting our capital structure, the Stock Plan provides that the Compensation Committee or our Board of Directors shall make any substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards (4) the exercise price of outstanding options and stock appreciation rights and (5) the performance goals applicable to any outstanding awards.
Types of Awards

Several types of equity awards can be made under the Stock Plan in addition to a cash award. A summary of these types of grants is set forth below. The Stock Plan also governs options and restricted stock units that converted from IAC/InterActiveCorp options and IAC/InterActiveCorp restricted stock units in connection with our spin-off in 2008 as well as other award grants made following the spin-off pursuant to the plan. Notwithstanding the foregoing, the terms that govern IAC/InterActiveCorp options and IAC/InterActiveCorp restricted stock units that converted into our options and restricted stock units in connection with the spin-off govern those options and restricted stock units to the extent inconsistent with the terms described below. Awards issued under the Stock Plan are evidenced by a written agreement which recites the specific terms and conditions of the award.

Stock Options and Stock Appreciation Rights. Stock options granted under the Stock Plan may be either ISOs or NSOs. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The maximum number of shares that may be issued pursuant to the exercise of ISOs granted under the Stock Plan is 3,833,333 shares. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights is determined by the Compensation Committee, but an ISO may not have a term longer than ten years from the date of grant. The Compensation Committee determines the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder’s death, disability or retirement, and three months after the award holder’s termination for any other reason other than cause. Vested options and stock appreciation rights terminate immediately upon the awardee’s termination for cause (as defined in the plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution or, in the case of nonqualified stock options or stock appreciation rights, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Compensation Committee including, if so permitted, pursuant to a transfer to the participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock. Restricted stock may be granted with restriction periods as the Compensation Committee may designate. The Compensation Committee may provide at the time of grant that the vesting of restricted stock is contingent upon the achievement of applicable performance goals and/or continued service.

The terms and conditions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. During the restriction period, the Compensation Committee may require that the stock certificates evidencing restricted shares be held by us. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Compensation Committee. Other than restrictions on transfer and any other restrictions the Compensation Committee may impose, the participant has all the rights of a stockholder with respect to the restricted stock award, including the right to vote the shares and receive cash dividends unless otherwise provided in the participant’s award agreement.

Restricted Stock Units. The Compensation Committee may grant restricted stock units payable in cash or shares of common stock, conditioned upon continued service and/or the attainment of performance goals determined by the Compensation Committee. The terms and conditions of restricted stock unit awards (including any performance goals) need not be the same with respect to each participant. The Compensation Committee will determine whether, to what extent and on what terms and conditions each participant receiving restricted stock units will be entitled to receive current or deferred payments of cash, common stock or other property corresponding to dividends payable on our common stock. Holders of restricted stock units are not entitled to any voting rights with respect to the restricted stock units themselves.

Other Stock-Based Awards. Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the Stock Plan.

Bonus Awards. Bonus awards granted to our eligible employees and the eligible employees of our subsidiaries and affiliates under the Stock Plan are based upon the attainment of the performance goals established by the Compensation Committee for the plan year or a shorter performance period as may be established by the Compensation Committee. Bonus amounts earned by any individual will be limited to $10 million for any plan year, pro-rated (if so determined by the Compensation Committee) for any shorter performance period. Bonus amounts are paid in cash or, in our discretion, in common stock, as soon as practicable following the end of the plan year. The Compensation Committee may reduce or eliminate a participant’s bonus award in any year notwithstanding the achievement of the underlying performance goals.

No Repricing

In no event may any option or stock appreciation right granted under the Stock Plan be amended, other than in event of certain extraordinary corporate transactions or other transactions affecting our capital structure, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new option or stock appreciation right with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of the option or stock appreciation right, unless the amendment, cancellation, or action is approved by our stockholders.

Change in Control

In the event that we are a party to a merger or other reorganization or similar transaction involving a change in control of LendingTree, Inc., the Compensation Committee has the discretion to determine the treatment of awards granted under the Stock Plan, including providing for the acceleration of the awards upon the occurrence of the Change in Control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the Change in Control. However, outstanding Adjusted Awards, subject to the terms of the Stock Plan and unless otherwise provided in the applicable award agreement, will fully vest or all restrictions on these awards shall terminate upon the termination of employment of the holder of these Adjusted Awards for any reason other than for Cause or Disability or by the holder for good reason during the two-year period following a change in control.

Code Section 162(m) Performance-Based Compensation

For compensation to qualify as “performance-based compensation” under Code Section 162(m), one requirement is that a corporation’s stockholders approve the “material terms of the performance goals” under which performance-based compensation is to be paid, at least every five (5) years if (as is the case under the Stock Plan) the plan’s committee has authority to change the specific targets under the stockholder approved performance goal(s). Under Code Section 162(m), the material terms of the performance goals (“Material Terms”) requiring stockholder approval are:

•	The employees eligible to receive the performance-based compensation;

•	A description of the business criteria on which each performance goal is based; and

•
Either the formula used to calculate the performance-based compensation, or, alternatively, the maximum amount of such compensation that could be awarded or paid to any eligible employee if the applicable performance goals are met.

Participant Eligibility.    Our non-employee directors, employees and consultants, and those of our affiliated companies, are eligible to receive awards under the Stock Plan. The Compensation Committee determines, in its discretion, which persons will be granted awards under the Stock Plan.

Performance Condition Business Criteria.    The Stock Plan specifies performance conditions that the Compensation Committee may include in awards intended to qualify as performance-based compensation under Code Section 162(m). These performance criteria are limited to one or any combination of the following, with respect to the Company or any subsidiary, division or department of the Company:

● specified levels of earnings per share from continuing operations	● net profit after tax
● EBITDA/Adjusted EBITDA	● cash generation
● gross profit	● market share
● unit volume	● asset quality
● sales	● operating income
● earnings per share	● return on assets
● revenues	● return on equity
● return on operating assets	● profits
● return on capital	● marketing-spending efficiency
● cost saving levels	● change in working capital
● core non-interest income	● stock price
● total stockholder return (measured in terms of stock price appreciation and/or dividend growth)

These performance goals also may be based upon the attaining of specified levels of the Company, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. The Compensation Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals. Such adjustments may include one or more of the following: (i) items related to a change in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to reorganizations or restructuring programs or divestitures or acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during a performance period; (vii) items related to asset write-downs or the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under generally accepted accounting principles; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during a performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; or (xv) litigation or claim judgments or settlements. For all awards intended to qualify as Qualified Performance-Based Awards, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

Limitations on the Magnitude of Grants.    The Stock Plan imposes the following annual per person maximum limits on awards:

Annual Limit
Shares underlying all Awards	672,500 shares per calendar year
Maximum Cash Bonus Award	$10,000,000 per plan year

If this Proposal 5 is approved by Company stockholders, then the Material Terms (including the above annual maximum limits) shall be approved and each of the above performance criteria would be approved for use (until our annual meeting of stockholders in 2022), at the Compensation Committee’s discretion, in awards that are intended to qualify as performance-based compensation under Code Section 162(m). Due to the complexities of Code Section 162(m) and technical requirements related thereto that may change from time to time, we can provide no assurance that such awards would qualify as “performance-based compensation” such that the Company would be able to claim a tax deduction for such awards without limitation under Code Section 162(m). Certain other awards, such as stock options, may also qualify as performance-based compensation under Code Section 162(m) without including of any of the above performance conditions. Further, the Stock Plan does not preclude the Compensation Committee from making compensation payments either inside or outside of the Stock Plan to “covered employees”, even if such payments do not qualify for tax deductibility under Code Section 162(m).

Annual Limit on Total Compensation Paid to Non-Employee Directors
With respect to our non-employee directors, the Stock Plan provides that any non-employee director can receive total compensation in any calendar year that in the aggregate does not exceed $640,000. Such total compensation limit includes all cash compensation such as annual retainers and other fees (whether or not granted under the Stock Plan) plus the aggregate grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards issued under the Stock Plan (or under any other incentive plan). For the avoidance of doubt, any compensation that is deferred shall be counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

Withholding for Payment of Taxes

The Stock Plan provides for the withholding and payment by a participant of any taxes required by applicable law. Subject to our approval and to the terms of the Stock Plan, a participant may settle a withholding obligation with our common stock, including common stock that is a part of the award giving rise to the withholding obligation. We have the right to deduct any applicable taxes from any payment otherwise due to a participant. To the extent necessary to avoid liability-classification of an Award (or other adverse accounting treatment) under applicable financial accounting rules, the amount of such tax withholding shall not exceed the maximum statutory federal, state or local income tax rates applicable to a participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

Amendment and Discontinuance

The Stock Plan may be amended, altered or discontinued by our Board of Directors, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of a stock appreciation right, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee’s or recipient’s consent. Amendments to the Stock Plan require stockholder approval to the extent the approval is required by law or agreement.

Governing Law

The Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), without reference to principles of conflict of laws.

Recoupment of Compensation

Under the Stock Plan, we may cause the cancellation of any award, request reimbursement of any award by a participant and effect any other right of recoupment of equity or other compensation provided under the Stock Plan in accordance with our policies and/or applicable law. In addition, a participant in the Stock Plan may be required to repay us certain previously paid compensation, whether provided under the Stock Plan or an award agreement under the Stock Plan, in accordance with any recoupment policy of the Company.

Existing Plan Benefits

The following table sets forth the number of shares subject to stock options granted under the Stock Plan as of April 17, 2017. These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised and do not reflect shares subject to other types of awards that have been granted to participants under the Stock Plan, as discussed above under “Types of Awards.”

Name and Position	Number of Shares (1)
Douglas Lebda, Chairman and CEO	1,153,794
Gabriel Dalporto, Chief Financial Officer	97,087
Nikul Patel, Chief Product and Strategy Officer	166,957
Neil Salvage, President	86,370
Carla Shumate, Chief Accounting Officer and Treasurer	52,647
All current executive officers as a group (5 persons)	1,556,855
All current non-employee directors as a group (8 persons)	14,697
Non-executive officer employee group	325,165

(1) Does not include Adjusted Awards

New Plan Benefits

All awards to directors, executive officers, employees and consultants are made at the discretion of our Compensation Committee. No awards will be granted under the Stock Plan with respect to our requested share reserve increase prior to approval of this amendment and restatement by the stockholders of the Company. Awards under the Stock Plan will be granted at the discretion of the Committee. In addition, benefits under the Stock Plan will depend on a number of factors, including the fair market value of the Company’s common stock on future dates and actual Company performance against performance goals established with respect to performance awards. As a result, the benefits and amounts that will be received or allocated under the Stock Plan as amended and restated are not determinable at this time.

Certain Federal Income Tax Information

The following discussion is intended only as a brief summary, as of April 1, 2017, of the federal income tax consequences to us and to U.S. participants for awards granted under the Stock Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the Stock Plan.

Nonqualified Stock Options. Upon the grant of an NSO, the optionee will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of an NSO, the excess of the fair market value of the shares acquired on the exercise of the NSO over the exercise price (the “spread”) will constitute compensation taxable to the optionee as ordinary income. We, in computing our U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

ISOs. An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax (or a greater amount of alternative minimum tax). The alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay the tax.

Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after satisfaction of a holding period which ends on the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee, generally the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. We are not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO holding period is satisfied. If the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO holding period, then the optionee will generally recognize ordinary income (and we may be entitled to a tax deduction) equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any remaining gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

Stock Appreciation Rights. No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (A) freely transferable or (B) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely Code Section 83(b) election to accelerate recognition of income).

Restricted Stock Units. No taxable income is generally reportable when unvested restricted stock units are granted to a participant. Upon settlement of restricted stock units which have vested, the participant will recognize ordinary income at the time(s) of settlement equal to the sum of the fair market value (on each settlement date) of any shares issued to the participant plus any cash received by the participant.

Other Awards. In the case of a performance share bonus or other stock awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Internal Revenue Code Section 409A. Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of an additional federal tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the Stock Plan (such as restricted stock units). The intent is for the Stock Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after the employee’s separation from service.

Internal Revenue Code Section 162(m). Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one fiscal year with respect to certain of our named executive officers who are covered by Section 162(m) (“Covered Employees”). As discussed above, the Stock Plan is intended to enable certain awards to be awarded to Covered Employees to constitute performance-based compensation which is not subject to the annual deduction limitations of Section 162(m) of the Code.

Internal Revenue Code Section 280G. For certain employees, if a change in control of the Company causes an award to vest or become newly payable or if the award was granted within one year of a change in control of the Company and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the dollar limit provided in Code Section 280G (generally, this dollar limit is equal to three times the five year historical average of the employee’s annual compensation as reported on Form W-2), then the entire amount exceeding the employee’s average annual compensation will be considered to be an excess parachute payment. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount, for which the Company must withhold, and the Company cannot deduct the excess amount from its taxable income.

Income Tax Effects for the Company

The Company will generally be entitled to an income tax deduction in connection with an award under the Stock Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income.

Termination of the Stock Plan

The Stock Plan will terminate on April 25, 2027 unless earlier terminated by our Board of Directors. Termination cannot, however, materially impair the rights of the holder of an award outstanding at the time of the termination in the absence of the holder’s consent.

Board of Directors Recommendation

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the amendment and restatement of the Fourth Amended and Restated 2008 Stock and Annual Incentive Plan.

PROPOSAL 6 - STOCKHOLDER PROPOSAL REGARDING THE ADOPTION OF A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS

Proposal

The California State Teachers’ Retirement System has advised us that it intends to submit the proposal set forth below for consideration at our Annual Meeting:

“BE IT RESOLVED:

That the shareholders of LendingTree, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 94% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.”

Company Opposing Statement

Our Board of Directors has considered this proposal and believes that the voting procedures set forth in our bylaws, effective January 1, 2015, are in the best interests of the Company and our stockholders.

Under our bylaws, directors are elected using a plurality voting standard. LendingTree’s Nominating and Corporate Governance Committee is tasked with evaluating and recommending nominees for election to our Board of Directors. As part of the practice, LendingTree’s Nominating and Corporate Governance Committee reviews and considers individual director performance, board and committee performance, governance practices, and stockholder approval before making recommendations to the Board of Directors. Stockholders can currently express dissatisfaction with an incumbent director’s performance by withholding their vote. The Company publicly discloses the voting results of each election of directors, including the number of withhold votes for each director, within four business days in accordance with Securities and Exchange Commission regulations. Stockholders who are truly dissatisfied with incumbent directors are empowered by our bylaws to nominate or recommend candidates for elections to our board.

A plurality voting standard for the election of directors is standard under Delaware law. It assures that we avoid “failed elections” (scenarios where directors fail to achieve the votes necessary to be elected). The possibility of failed elections introduces unnecessary legal uncertainty and risk to our director election process. Moreover, if the result of a failed election is one or more vacancies on our Board of Directors, such result could cause an inability to comply with certain NASDAQ listing requirements or other securities regulations. This includes regulations related to director independence, committee composition, and the maintenance of an audit committee financial expert.

Our Board of Directors believes that current nominating and voting procedures for election to our Board of Directors, as opposed to a mandated majority voting standard, provide the board the flexibility to appropriately respond to stockholder interests without the risk of potential corporate governance complications arising from failed elections. Accordingly, the Board of Directors has concluded that this stockholder proposal is not in the best interests of LendingTree and our stockholders, and recommends that stockholders vote “AGAINST” this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that were paid or awarded to, or earned by, our “named executive officers” (NEOs) in fiscal year 2016. Our named executive officers are our principal executive officer, principal financial officer, and the three other most highly compensated executive officers for fiscal year 2016. In accordance with the rules and regulations of the Securities and Exchange Commission (SEC), we determined that the following persons were our NEOs for fiscal year 2016:

•	Douglas Lebda, our Chairman and Chief Executive Officer (and our principal executive officer);

•	Gabriel Dalporto, our Chief Financial Officer (and our principal financial officer);

•	Nikul Patel, our Chief Product and Strategy Officer;

•	Neil Salvage, our President; and

•	Carla Shumate, our Chief Accounting Officer and Treasurer, SVP.

This compensation discussion and analysis section addresses and explains the compensation practices that were followed in fiscal year 2016, the numerical and related information contained in the summary compensation and related tables presented below, and actions taken regarding executive compensation after the end of fiscal year 2016, that could affect a fair understanding of a named executive officer’s compensation during fiscal year 2016.

In addition, actual dates of service for a named executive officer could affect a fair understanding of such named executive officer’s compensation for fiscal year 2016.

Overview of Fiscal Year 2016 Performance

In fiscal year 2016, our financial performance significantly exceeded that of the prior fiscal year, exceeded our published guidance and exceeded the target metrics set by our Board of Directors. The below table highlights just a few of the increases in our financial results in 2016 as compared to 2015:

Percentage Increase in 2016
Adjusted EBITDA	71%
Total Annual Revenue	51%
Revenue from Mortgage Products	33%
Revenue from Non-Mortgage Products	85%

We believe our 2016 financial accomplishments will be instrumental in positioning us for continued future short and long term success in our highly competitive industry. Executive management played a principal role in generating these positive financial results, and we believe this financial performance demonstrates that our compensation programs can foster success and are reflective of pay for performance. Accordingly, and as described further below, because of this impressive performance in 2016 our NEOs received a greater payment of incentive compensation.

Adjusted EBITDA is the primary metric by which (i) we evaluate the performance of our businesses, (ii) our internal budgets are based, and (iii) executive management is compensated. We believe that Adjusted EBITDA is the preferred way to both motivate and evaluate management because it is an operational financial metric which can be directly affected by management’s business decisions without being distorted by various non-operational tax and financial accounting effects that are largely outside of management’s control. Moreover, we believe that positive Adjusted EBITDA will be correlated with positive growth in stockholder value.

We believe that we have assembled an outstanding management team. We believe our growth demonstrates the success and effectiveness of our past compensation decisions. We also believe that the compensation amounts paid to our named executive officers for their services in fiscal 2016 were fair, reasonable and in our best interests.

Compensation Overview

Role of the Compensation Committee. The Compensation Committee (“Compensation Committee”) of our Board of Directors (“Board”) has primary responsibility for determinations and oversight with respect to our executive compensation policies and decisions and for establishing compensation of our NEOs. During fiscal year 2016, the Compensation Committee members were Peter Horan (Chairperson), Neal Dermer, and Saras Sarasvathy.

The primary goals of our compensation program and policies are to attract, retain and reward talented executives, ensure compensation is closely aligned with our corporate strategies and objectives and the long-term interests of our stockholders and ensure that total compensation is fair, reasonable and competitive within our industry. The Compensation Committee reviews overall Company and individual performance in connection with its review and determination of each named executive officer’s compensation. The Compensation Committee frequently requests the Chief Executive Officer (who is also a member of the Board) to be present at Compensation Committee meetings where executive compensation and Company performance are discussed and evaluated. Our Chief Executive Officer discusses with the Compensation Committee and makes recommendations regarding the annual incentive program performance objectives and named executive officer salary adjustments, incentive payouts and equity awards. While the Chief Executive Officer provides insight, suggestions and recommendations regarding executive compensation, only independent Compensation Committee members are allowed to vote on decisions made regarding executive compensation.

The Compensation Committee meets with the Chief Executive Officer to discuss his own compensation, but ultimately, decisions regarding his compensation are made by the Compensation Committee, meeting in executive session, solely based upon the Compensation Committee’s deliberations. Decisions regarding other executive officers are made by the Compensation Committee after considering recommendations from the Chief Executive Officer. In making its determinations with respect to executive compensation, the Compensation Committee is supported by our Chief People Officer. In addition, the Compensation Committee engages the services of an independent compensation consultant as discussed below.

Compensation Philosophy and Objectives. The Compensation Committee’s compensation objectives are to do the following:

•	Attract and retain highly qualified individuals with a demonstrated record of achievement;

•	Reward past performance;

•	Provide incentives for future performance; and

•	Align the interests of the NEOs with the interests of the stockholders.

To do this, we must offer a competitive total compensation package consisting of the following:

•	Base salary;

•	Annual non-equity incentive compensation opportunities;

•	Long-term incentives in the form of equity awards; and

•	Employee benefits.
The Compensation Committee believes that compensation for the NEOs should be primarily based on our performance. Because we are not a very large company, the performance of the NEOs directly affects all aspects of our results. Therefore, the Compensation Committee typically has developed variable incentive compensation arrangements for the NEOs that are largely based on our Company performance rather than upon individual performance measures. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our NEOs.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the NEOs.

Compensation Structure. The Compensation Committee establishes a total targeted cash compensation amount for each NEO, which includes base salary and annual incentive compensation (sometimes generically referred to herein as “annual incentives” or “incentives”), intended to serve as a retention incentive and an incentive for the NEOs to achieve above normal financial results for our business and to appropriately compensate the NEOs for successfully achieving such performance. Additionally, a significant portion of the executives’ compensation is at-risk, vests over time if equity based, and is tied directly to our short-term and long-term success. All of the elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases.

The NEOs’ annual incentive compensation is based on our operational performance which the Compensation Committee believes reflects the ability of the NEOs to increase stockholder value in both the short-term and long-term. The individual amounts and mix of compensation elements are established based on the determination of the Compensation Committee as to whether each particular element provides an appropriate incentive for expected performance that would enhance stockholder value. These elements include performance factors related to financial and operational goals established for the NEOs each year.

The Compensation Committee also considers each NEO’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Role of the Independent Compensation Consultant. For fiscal year 2016, the Compensation Committee retained Pearl Meyer (“PM” or the “Compensation Consultant”) as its independent consultant. PM reports directly to the Compensation Committee and performs no other work for the Company besides rendering compensation consulting services. In accordance with its charter, the Compensation Committee analyzed whether the work of PM as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by PM; (ii) the amount of fees from the Company paid to PM as a percentage of the firm’s total revenue; (iii) PM’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by PM or the individual compensation advisors employed by the firm. The Compensation Committee has determined, based on its analysis of the above factors, that the work of PM and the individual compensation advisors employed by PM as compensation consultants to the Compensation Committee has not created any conflict of interest.

PM provided the following services in fiscal year 2016:

•	Attended Compensation Committee meetings, including executive sessions, as requested;

•
Provided independent advice to the Compensation Committee on current trends and best practices in compensation design and program alternatives, and advised on plans or practices that may improve effectiveness;

•	Provided and discussed survey data for competitive comparisons;

•	Reviewed the compensation tables, and other compensation-related disclosures in our proxy statements;

•	Offered recommendations, insights and perspectives on compensation related matters; and

•	Supported the Compensation Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our stockholders.
PM also provides the Nominating and Corporate Governance Committee of our Board with survey information with respect to the compensation of our Board members.

Key Elements of Executive Compensation for the 2016 Named Executive Officers

The compensation of the named executive officers has three primary components:

•	annual base salary;

•	annual cash incentive opportunity; and

•	long-term equity-based compensation.
In addition to the above, we also provide severance benefits to our named executive officers under certain circumstances. Perquisites, and benefits generally available to other employees, generally represent only a minor portion of the total compensation of the named executive officers.

Base Salaries. Salaries are established based on the individual responsibilities of the NEOs in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other NEOs.

The Compensation Committee considers compensation data and analysis provided by PM to help determine competitive compensation levels for our NEOs. PM provided input on fiscal 2016 compensation levels for Mr. Patel and Ms. Shumate.

Based on the analysis from PM and input from our Chief Executive Officer concerning performance and retention considerations, the Compensation Committee adopted the recommendations made by our Chief People Officer and increased the annual base salary for Mr. Patel and Ms. Shumate from fiscal 2015 to fiscal 2016 as set forth in the table below.

The below table reflects fiscal 2014 through 2016 annual base salaries for each named executive officer as of December 31. The annual base salary amounts in the table below reflect a full year base salary rate. Actual base salary amounts paid may be lower in the event that an individual is employed for only a portion of a particular fiscal year or had a change in the base salary rate during the year.

	Fiscal Year 2014	Fiscal Year 2015	Fiscal Year 2016
Douglas Lebda	$600,000	$600,000	$600,000
Gabriel Dalporto	$350,000	$350,000	$350,000
Nikul Patel	$300,000	$300,000	$330,000
Neil Salvage	$390,000	$390,000	$410,000
Carla Shumate	$210,000	$230,000	$240,000

2016 Annual Incentive Program. With respect to fiscal year 2016 for the NEOs, the total annual target bonus amount was entirely variable and was based upon our Adjusted EBITDA performance in 2016. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies and legal fees for certain patent litigation, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (7) one-time items. The Adjusted EBITDA goals were based on the 2016 budget approved by our Board.

The threshold, target and maximum Adjusted EBITDA net of annual incentive expense performance goals for fiscal year 2016 are shown in the below table along with the actual achieved Adjusted EBITDA, respectively.

	Threshold Adjusted EBITDA Net of Annual Incentive Expense ($m)	Target Adjusted EBITDA Net of Annual Incentive Expense ($m)	Maximum Adjusted EBITDA Net of Annual Incentive Expense ($m)	Actual Adjusted EBITDA Net of Annual Incentive Expense ($m)
Fiscal Year 2016	$43.6	$58.2	$116.3	$73.9

The Compensation Committee established a maximum annual incentive opportunity of 200% of the annual target bonus amount for each NEO (with the target amount based (where applicable) on the target bonus percentages specified in the employment agreements of the NEOs). Subject to the Compensation Committee’s discretion to adjust the amount of payment based upon an officer’s individual performance, the amount of any incentive payment would be based on the degree of achievement of Adjusted EBITDA (“AEBITDA”) as compared to the target AEBITDA amount as summarized in the below table:

Percentage of AEBITDA Performance as Compared to Target AEBITDA Performance	Percentage of Actual Incentive Payment as Compared to Target Incentive
100%	100%
Exceeds 100%	Each 1% increase in AEBITDA performance over target performance results in 1% increase in payment over target bonus payment up to maximum total payment of 200% of target
Between 75% and 99.999%	Each 1% decrease in AEBITDA performance under target performance results in 2% decrease in payment under target bonus payout
Less than 75%	No incentive payments

The annual incentive program is intended to enable incentives that are earned and paid to be deductible by the Company for income tax purposes under Code Section 162(m). The Compensation Committee therefore established, under the Fourth Amended and Restated 2008 Equity Incentive Plan, a maximum annual incentive opportunity of $1,250,000 for Mr. Lebda if our Adjusted EBITDA met or exceeded the above performance goals. For 2016, Mr. Lebda was eligible to receive up to 125% of his base salary if the Company’s Adjusted EBITDA was at least $1.0 million for the applicable fiscal quarter. Additionally, Mr. Lebda was eligible to receive up to 250% of his annual base salary of $600,000 if the Company’s Adjusted EBITDA was at least $1.0 million for fiscal year 2016, but with any such payout to Mr. Lebda reduced by annual incentive payment he had previously received for fiscal year 2016.

The below fiscal year 2016 annual target bonus opportunities and payouts were approved by the Compensation Committee and were paid in March 2017. Total annual target bonus amounts are determined as a percentage of the NEO’s annual base salary and these percentages are set forth in the NEO’s employment agreements (as applicable), which are more fully described in the Employment and Change in Control Agreement section below.

	Target Component Amount	Target Component as Percentage of Annual Salary	Actual Total Payout
Douglas Lebda	$750,000	125%	$952,907
Gabriel Dalporto	$210,000	60%	$266,814
Nikul Patel	$198,000	60%	$251,568
Neil Salvage	$262,222	64%	$333,165
Carla Shumate	$96,000	40%	$121,972

Long-Term Equity Compensation Awards. The Compensation Committee has the authority to grant equity compensation awards under the Stock Plan. The Stock Plan permits the discretionary award of incentive stock options (ISOs), nonqualified stock options (NSOs), stock appreciation rights (SARs), restricted stock, restricted stock units, other stock-based awards and incentive awards. Individuals eligible to receive awards and grants under the Stock Plan include our directors, officers, employees and consultants or the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to serve us. A more fulsome description of the Stock Plan is provided above in Proposal 5.

The Compensation Committee believes that properly structured and timed long-term equity awards can encourage executive retention as such awards can be made subject to vesting, performance achievement over time, or other achievement or termination provisions. Long-term equity awards are granted to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success. The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the NEOs or our other employees. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made.

Whereas historically equity grants to the NEOs were generally in the form of annual restricted stock or restricted stock units awards, in fiscal year 2014 the Compensation Committee approved various changes to the equity compensation program. Working with the Compensation Consultant and considering recommendations provided by executive management, the Compensation Committee determined that it would be beneficial to also grant stock options to the NEOs. Based on valuation analyses provided by the Compensation Consultant, the Compensation Committee determined that a stock option grant had roughly one-third of the value of a full value stock award covering the same number of shares. The Compensation Committee believes that incorporating stock options (which only provide value to the extent that our share price increases in value after the option is granted) will further motivate executives to focus on the appreciation in the value of our common stock.

In 2014, executive management also provided a recommendation to the Compensation Committee that long-term stock value appreciation and retention of senior management could be better achieved with a larger than normal equity grant with extended cliff-based vesting. Management also believed that this would foster an entrepreneurial mentality among senior executives and further connect their compensation with the welfare of Company stockholders. The Compensation Committee, aided by the Compensation Consultant, considered and generally adopted these recommendations. Therefore, in August 2014 the Compensation Committee authorized larger than usual option grants to NEOs and to other key employees with the intention that regular annual equity grants would not be provided before these options became vested. The stock options vest 25% on the date that is 2 ½ years after the date of grant with the remaining 75% vesting on the date that is 3 ½ years after the date of grant and with full vesting occurring upon a change in control of the Company.

In February 2016, the Compensation Committee reviewed the payments executives received for their outstanding 2015 performance and recognized that executives were not fully rewarded because the fixed component of the 2015 annual incentive program, which accounted for 50% of the target amount, did not reflect the Company’s outstanding performance in 2015. In recognition of the impressive performance in 2015, the Compensation Committee asked management to make a proposal to further reward executive officers. Management recommended that the Compensation Committee award to NEOs, and certain other executives, stock options in recognition of the Company’s fiscal year 2015 performance. In February 2016, the Compensation Committee approved the following one-time extraordinary stock option grants to NEOs:

Shares Subject to Stock Options
Douglas Lebda	5,973
Gabriel Dalporto	1,673
Nikul Patel	1,434
Neil Salvage	1,398
Carla Shumate	733

These stock options vest in equal annual installments over three years, with full vesting occurring upon a change in control of the Company or upon the death or disability of the award recipient. The stock option per share exercise price is $69.94, which was equal to our closing share price on the date of option grant. The stock option maximum term is ten years after the date of grant.

On November 28, 2016, in connection with the appointment of Mr. Salvage as President, we entered into a new employment offer letter with Mr. Salvage. The new employment offer letter provides that Mr. Salvage will receive an annual base salary of $410,000, and he is eligible to receive a target annual incentive of 100% of his base salary, subject to the discretion of the Compensation Committee. In addition, Mr. Salvage received a nonqualified stock option to purchase 9,426 shares of common stock.

Benefits. We provide group life insurance, health and dental care insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the NEOs. These benefits do not discriminate in scope, terms or operation in favor of the NEOs.

Perquisites. Any benefits that could be considered perquisites amount to less than $10,000 per year for each NEO individually except for Mr. Lebda and Mr. Salvage. Mr. Lebda’s perquisites in fiscal year 2016 included $2,835 for a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes, $54,395 for personal use of Company provided aircraft and $3,533 for remote communication expenses. Mr. Salvage’s perquisites in fiscal year 2016 included $15,125 in connection with personal use of Company-provided aircraft, $1,761 for a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes and $960 for telephone expenses.

Deductibility of Compensation. Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain of our NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. Compensation that is earned based on achievement of performance-based criteria which have been approved by our stockholders is not subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards issued under those plans, other than certain time-based vesting shares, may constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. While the Compensation Committee intends that all compensation be deductible, there will be instances where potentially non-deductible compensation is provided to reward our named executive officers consistent with our compensation philosophy for each compensation element.

Tax and Accounting Considerations

In fiscal year 2016, while the Compensation Committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers during such fiscal year.

2014 Advisory Vote on Executive Compensation

At our 2014 annual stockholders meeting, of the approximately 9.7 million votes which affirmatively voted either in favor of or against approving our executive compensation programs, close to 80% voted in favor, reflecting strong stockholder support for our executive compensation programs. The Compensation Committee considers these results, along with other information, in setting executive compensation. After taking into account all of the information the Compensation Committee believed was relevant to its review, including the level of stockholder support based on the advisory vote results, the Compensation Committee did not make any changes to the structure of our executive compensation plans and programs that were based on this advisory vote. Our next advisory vote on our executive compensation programs will occur at this annual stockholders meeting.

Policy on Hedging

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including financial installments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as our shareholders. Therefore, any NEO wishing to enter into such an arrangement must first submit the proposed transaction, all agreements therefor and a written explanation of the purpose of the proposed transaction to our Legal Department before any approval is provided. Our Legal Department may approve or disapprove such proposed transaction in its discretion.

Risk Assessment of Compensation Programs

The Compensation Committee considered risk as it relates to our compensation programs, and does not believe our compensation programs encourage excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our named executive officers do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our equity incentive grants have traditionally been structured to provide longer term incentives. As a result, the Compensation Committee believes our compensation programs strike a balance between providing secure compensation and appropriate long-term incentives, such that our named executive officers are not encouraged to take unnecessary or excessive risks.

Fiscal Year 2017 NEO Compensation Decisions

The Compensation Committee or the Board made the following compensation decisions thus far with respect fiscal 2017 and the NEOs. Each of the compensation decisions reflected the Compensation Committee’s assessment of internal and external equity considerations with the goal of providing competitive compensation to our NEOs.

As in 2016, with respect to fiscal year 2017 for the named executive officers, the Compensation Committee established a maximum annual incentive opportunity of 200% of the annual target bonus amount for each named executive officer (with the target amount based on the target percentages set by the Compensation Committee and, where applicable, specified in the employment agreements of the NEOs) if the Company’s Adjusted EBITDA meets or exceeds the specified performance goals. There is a single measurement period consisting of the 2017 calendar year. The incentives earned, if any, will be paid in two installments with the first installment based on Adjusted EBITDA performance for the projected fiscal year 2017 and then the second installment based on actual Adjusted EBITDA performance for fiscal year 2017. The first installment, which would be paid in August 2017, would comprise 25% of the total bonus amount. The remainder, if earned, would be paid after fiscal 2017.

The Compensation Committee established fiscal year 2017 target incentive levels denominated as a percentage of the named executive officer’s annual base salary, based (where applicable) on the annual target bonus percentages expressed in the respective employment agreements for each officer, and established specified performance criteria to be used to assess the actual amount of the incentive, if any, to be awarded to the named executive officers with respect to the component. The actual annual incentive payment for the measurement period could be less than or greater than the target depending upon the degree of attainment of the specified performance goal as set forth in the below table and any adjustments made by the Compensation Committee to reflect individual performance.

Actual Performance as Percentage of Target Goal	Amount of Incentive Payment as Function of Target Amount
More than 105%	100% of Target plus 2 times the % above 100%
95% to 105%	Actual percentage achieved multiplied by Target
90% to 94.999%	75% of Target
85% to 89.999%	50% of Target
Less than 85%	No payment

For example, if the actual performance achieved was 108% in a measurement period, then the amount of variable payment would be 116% of the NEO’s target amount for the measurement period. In all cases the maximum amount of payment for the variable component will be 200% of the target amount.

In July 2016, the Board approved a new nonqualified deferred compensation plan (the “Deferred Compensation Plan”) pursuant to which selected highly compensated employees (including the NEOs) and non-employee directors may be permitted to elect to defer payment of portions of their cash and equity compensation until a specified time in the future. The Company may also in its discretion make contributions to participant accounts. The Deferred Compensation Plan was effective as of January 1, 2017 and is administered by the Compensation Committee.

In April 2017, the Board approved the Fifth Amended and Restated 2008 Stock and Annual Incentive Plan which, if approved by Company stockholders, will increase the authorized number of shares under such plan by 1,000,000 shares. Further details are described in Proposal 5.

In February 2017, the Compensation Committee approved the payment of $170,000 plus tax gross up of fees on behalf of Mr. Lebda in connection with Hart-Scott-Rodino Act filings.

Executive Compensation

The following tables provide information on compensation for the services of the NEOs for fiscal year 2016.

SUMMARY COMPENSATION TABLE - FISCAL YEAR 2016

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (4) ($)	Total ($)
Douglas Lebda	2016	$600,000	$—	$207,621	$952,907	$68,713	$1,829,241
Chairman & Chief Executive Officer	2015	$600,000	$—	$—	$947,165	$124,614	$1,671,779
	2014	$600,000	$1,090,799	$2,891,798	$726,627	$76,754	$5,385,978
Gabriel Dalporto	2016	$350,000	$—	$58,153	$266,814	$8,910	$683,877
Chief Financial Officer	2015	$350,000	$—	$—	$265,206	$12,951	$628,157
	2014	$350,000	$134,394	$1,432,125	$203,456	$25,523	$2,145,498
Nikul Patel	2016	$319,615	$—	$49,846	$251,568	$8,705	$629,734
Chief Product and Strategy Officer	2015	$300,000	$—	$—	$227,320	$17,801	$545,121
	2014	$283,654	$216,756	$2,025,692	$174,390	$17,545	$2,718,037
Neil Salvage	2016	$391,538	$—	$561,086	$333,165	$25,796	$1,311,585
President (3)	2015	$390,000	$—	$—	$282,810	$8,315	$681,125
Carla Shumate	2016	$236,538	$—	$25,479	$121,972	$6,005	$389,994
Chief Accounting Officer and Treasurer, SVP	2015	$230,000	$—	$—	$116,186	$8,894	$355,080
	2014	$208,461	$132,210	$602,372	$71,209	$8,667	$1,022,919

(1)     Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, of the stock awards and option awards granted to the named executive officer for the years shown. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For fiscal 2016, includes the 2016 grant of stock options which were awarded as a result of 2015 performance. For fiscal 2016, the grant of stock options to Mr. Salvage also include the awards described in the section above entitled Long-Term Equity Compensation Awards. For additional information regarding the assumptions made in calculating these amounts, see Note 9 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 28, 2017. The vesting terms of these equity awards are described in the below Outstanding Equity Awards at Fiscal Year-End table and footnotes to such table.
(2)     Reflects the amounts earned under the annual incentive program during 2016. Information regarding our 2016 annual incentive program is described in the section above entitled 2016 Annual Incentive Program.
(3)    Fiscal year 2015 was the initial year in which Mr. Salvage became a named executive officer of the Company.
(4)     The detailed figures for Fiscal Year 2016 for this column are shown in the below table. All of the named executive officers received matching contributions to their 401(k) plans from the Company and reimbursement for certain communication expenses.

Mr. Lebda and Mr. Salvage received reimbursement for (i) a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes and (ii) personal use of Company provided aircraft.

	Matching Contributions made by LendingTree to 401(k)	Country Club Expenses	Remote Communication Expenses/Cellphone	Personal Use of Company Aircraft
Douglas Lebda	$7,950	$2,835	$3,533	$54,395
Gabriel Dalporto	$7,950	$—	$960	$—
Nikul Patel	$7,745	$—	$960	$—
Neil Salvage	$7,950	$1,761	$960	$15,125
Carla Shumate	$5,045	$—	$960	$—

The following table provides information on cash-based and equity-based awards granted in fiscal year 2016 to the named executive officers:
GRANTS OF PLAN-BASED AWARDS - FISCAL YEAR 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Douglas Lebda		$562,500	$750,000	$1,500,000
	02/24/16					5,973	$69.94	$207,621
Gabriel Dalporto		$157,500	$210,000	$420,000
	02/24/16					1,673	$69.94	$58,153
Nikul Patel		$148,500	$198,000	$396,000
	02/24/16					1,434	$69.94	$49,846
Neil Salvage		$166,697	$222,262	$444,524
	02/24/16					1,398	$69.94	$48,594
	11/28/16					9,426	$106.1	$512,492
Carla Shumate		$72,000	$96,000	$192,000
	02/24/16					733	$69.94	$25,479

The fiscal year 2016 annual cash incentive program is more fully described above in the 2016 Annual Incentive Program section. The fiscal year 2016 stock option grants are more fully described above in the Long-term Equity Compensation Program section.

Employment and Change in Control Agreements

We entered into employment agreements and/or offer letter agreements with our NEOs. General provisions of these agreements are discussed below. We believe that providing our named executive officers with severance and change in control protection is important to allow the named executive officers to fully value the forward-looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, certain of our named executive officers’ employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting of equity awards in the event of a change in control of the Company. Our named executive officers receive the same employee benefits other employees receive. We did not provide our executives with tax gross ups or supplemental retirement plans in 2016.

Douglas R. Lebda. In January 2014, we entered into an employment agreement with Mr. Lebda, effective as of January 9, 2014, that provided that he will continue to serve as our Chairman and Chief Executive Officer. The 2014 employment agreement expired in January 2017. We anticipate entering a new employment agreement with Mr. Lebda in 2017.

The 2014 employment agreement had a term of three years unless terminated sooner in accordance with the provisions of the agreement. Under the agreement, Mr. Lebda’s annual base salary was originally set at $600,000, which amount could be increased but not decreased without his consent. Additionally, pursuant to the agreement, Mr. Lebda was eligible to receive discretionary annual incentives in an amount up to 125% of his base salary which may be based on performance criteria established by our Compensation Committee. Mr. Lebda was, pursuant to the agreement, also eligible to participate in any employee benefit plans and vacation programs and to be reimbursed for all reasonable and necessary business expenses. The agreement further provided that all of Mr. Lebda’s outstanding equity awards would be subject to the terms of the change in control letter we issue to certain executives and would accelerate and vest upon the occurrence of a change in control and, in the case of restricted stock awards, the underlying shares would become immediately non-forfeitable and transferable. Any payments made or granted pursuant to the employment agreement were subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid.

As part of his employment agreement, if we terminated Mr. Lebda’s employment without “cause” or Mr. Lebda resigned for “good reason,” as defined in the employment agreement, (each of which is referred to as a “qualifying termination”) during the term of his agreement, then Mr. Lebda would receive the following benefits: (a) payment in equal installments over a two year period of the greater of two years of his then current base salary or one year of his then current base salary plus his target annual incentive then in effect, and (b) acceleration of the vesting of all of his outstanding equity awards, and an extension of the exercisability of his stock options to two years following the termination date, subject to certain limitations. The cash payments to be paid to Mr. Lebda over the two year period will be reduced by any compensation paid to Mr. Lebda by another employer during such period. The payment of these severance payments and benefits is conditioned upon Mr. Lebda providing, and not revoking, a release of claims against us and our affiliates within forty-five days of termination. Mr. Lebda has also agreed that during the term of his employment and for two years following the termination of his employment for any reason that he will not compete with our business and that he will not solicit our employees and business partners, other than in instances of a qualifying termination within one year following a change in control, in which case, such period would be reduced to 12 months for activities unrelated to the online lending business. The agreement also imposed various restrictions on Mr. Lebda, for the benefit of us, including maintaining confidentiality of our information.

In the event of Mr. Lebda’s death during the term of the employment agreement, we would pay his designated beneficiary within 30 days of his death a lump sum payment in the amount of Mr. Lebda’s annual base salary from the date of his death through the end of the month in which his death occurs. In the event Mr. Lebda’s employment is terminated due to disability during the term of the employment agreement, we would pay him within 30 days of his termination a lump sum payment in the amount of Mr. Lebda’s annual base salary from the date of his termination through the end of the month in which his termination occurs, offset by any amounts payable to Mr. Lebda under any disability insurance plan or policy we cover.

The change in control letter issued by us to certain executives of the Company, as the same may be amended from time to time, shall control and supersede the terms of Mr. Lebda’s employment agreement with respect to any benefits or payments which would otherwise be due thereunder, in the event of a qualifying termination within the twelve-month period following a change in control of the Company. Based on the terms currently approved by the Compensation Committee, in the event that Mr. Lebda resigns for good reason or his employment is terminated without cause during the twelve month period following a change in control, Mr. Lebda would receive a severance payment of two years base salary, receipt of which would be contingent upon Mr. Lebda signing a general release of claims in favor of the Company. In addition, should a change in control occur, all of the equity issued to Mr. Lebda would immediately vest in full.

Mr. Lebda’s employment agreement defined “cause” as (1) the plea of guilty or nolo contendere to, or conviction for, a felony offense; (2) a material breach by Mr. Lebda of a fiduciary duty owed to the Company; (3) a material breach by Mr. Lebda of certain covenants in his agreement; or (4) the willful or gross neglect by Mr. Lebda of the material duties required by his agreement.

Mr. Lebda’s employment agreement defined “good reason” to mean the occurrence of any of the following without Mr. Lebda’s written consent, (1) a material adverse change in his title, duties, operational authorities or reporting responsibilities as they relate to his position as Chairman and Chief Executive Officer of LendingTree from those in effect immediately following the effective date of his employment agreement, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by us promptly after receipt of notice thereof given by Mr. Lebda, (2) a material reduction in Mr. Lebda’s annual base salary, (3) a relocation of Mr. Lebda’s principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (4) a material breach by us of the agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by us promptly after receipt of notice thereof given by Mr. Lebda.

A change in control of the Company was defined to occur when: (i) any person or entity who is not a controlling shareholder as of the date of the letter agreement becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company’s then outstanding voting securities, (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

Gabe Dalporto. Mr. Dalporto joined our Company in April 2011 and is currently our Chief Financial Officer. On March 11, 2015, we entered into an employment agreement with Mr. Dalporto as summarized below.

The term of the 2015 employment agreement expires on February 6, 2018 and is subject to renewal for two additional successive one-year periods thereafter. The 2015 employment agreement provides that Mr. Dalporto receives an annual base salary of $350,000 and is eligible to receive an annual bonus of up to 60% of his base salary as well as equity incentives, subject to the discretion of the Compensation Committee. Any payments made or granted pursuant to the employment agreement shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid.

As part of his employment agreement, if we terminate Mr. Dalporto’s employment without “cause” or Mr. Dalporto resigns for “good reason,” (as defined in the employment agreement, and each of which is referred to as a “qualifying termination”) during the term of his agreement, then Mr. Dalporto would receive (i) any accrued obligations, including earned but unpaid salary, any earned but unpaid bonuses, and any other deferred compensation, (ii) one year of base salary, payable in installments on our regularly scheduled payroll dates, (iii) health care coverage under COBRA for a period of one year, and (iv) if the qualifying termination occurred before February 20, 2016 then (a) the portion of Mr. Dalporto’s then outstanding unvested restricted stock units which were otherwise scheduled to vest between the qualifying termination and February 19, 2016 would have become vested and (b) the portion of Mr. Dalporto’s then outstanding unvested options to purchase common stock which were otherwise scheduled to vest on February 19, 2016 would have become vested and exercisable. Receipt of such benefits is conditioned upon Mr. Dalporto providing, and not revoking, a release of claims against us and our affiliates within sixty days of the qualifying termination. Our obligation to make such payments will be offset by any compensation Mr. Dalporto earns as a result of his employment with or services provided to a third party during the period in which the base salary payments referenced in subsection (ii) above are being paid.

Mr. Dalporto has also agreed that during the term of his employment and for one year following the termination of his employment for any reason he will not compete with our business and that he will not solicit certain of our customers or employees, except for a qualifying termination within one year following a change in control. The agreement also imposed various restrictions on Mr. Dalporto, for the benefit of us, including maintaining confidentiality of our information.

In the event of Mr. Dalporto’s death during the term of the employment agreement, we would pay his estate, a lump sum payment in the amount of any base salary or bonus earned but unpaid as of the termination date. In the event Mr. Dalporto’s employment is terminated due to disability during the term of the employment agreement, we would pay him, a lump sum payment in the amount of any base salary or bonus earned but unpaid as of the termination date. Unpaid salary is required to be paid within 30 days from the date of termination for death or disability. Bonus payments payable upon death or disability are required to be paid on the date of payment of the bonuses to the Company’s other senior executives.

The change in control letter issued by us to certain executives of the Company, as the same may be amended from time to time, shall control and supersede the terms of Mr. Dalporto’s employment agreement with respect to any benefits or payments which would otherwise be due thereunder, in the event of a qualifying termination within the one-year period following a change in control of the Company. Based on the terms currently approved by the Compensation Committee, in the event that Mr. Dalporto resigns for good reason or his employment is terminated without cause during the twelve-month period following a change in control, Mr. Dalporto will receive a severance payment of two years base salary, receipt of which would be contingent upon Mr. Dalporto signing, and not revoking, a general release of claims in favor of the Company. In addition, should a change in control occur, all of the equity issued to Mr. Dalporto would immediately vest in full.

Mr. Dalporto’s employment agreement defines “cause” as fraud, dishonesty, theft, embezzlement, misconduct by Mr. Dalporto injurious to us or any of our affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with us or any of our affiliates, unauthorized use of any of our trade secrets or the trade secrets of any of our affiliates or confidential information as such term is defined in the agreement, a material violation of any policy, code or standard of ethics generally applicable to our employees, material breach of fiduciary duties owed to us, excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect by Mr. Dalporto of the duties assigned to him.

Mr. Dalporto’s employment agreement defines “good reason” to mean the occurrence of any of the following without Mr. Dalporto’s written consent: (1) material adverse change in the office to which Mr. Dalporto reports, subject to specified conditions; (2) material reduction in Mr. Dalporto’s annual base salary; (3) relocation of Mr. Dalporto’s principal place of business more than fifty miles from the San Francisco, California metropolitan area; or (4) material reduction of Mr. Dalporto’s day-to-day duties such that his duties no longer include general management functions or participation on the Company’s senior executive team.

Nikul Patel. On June 11, 2012, Mr. Patel became an at-will employee of the Company and he currently serves as our Chief Product and Strategy Officer pursuant to an employment offer letter agreement dated May 23, 2012 and two letter agreements with the Company dated April 7, 2014 (as amended in December 2015). The offer letter provides that Mr. Patel will receive an annual base salary of $200,000 and he is eligible to receive a target annual incentive of 50% of his base salary. The offer letter also provides that Mr. Patel is eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and that he received equity compensation grants (35,000 restricted stock units plus eligibility to receive another 5,000 restricted stock units based upon successful build out of our rate table and attainment of specified revenue targets) in connection with his hire. The offer letter further provides that for one year after his employment has terminated, Mr. Patel will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

On April 7, 2014, pursuant to a letter agreement, the Company agreed that if Mr. Patel’s employment was terminated by us without “cause” and not because of unacceptable performance, Mr. Patel would receive 12 months of continued base salary as severance and which would be paid on our regularly scheduled pay dates (subject to Mr. Patel providing a release of claims and also subject to cessation of such severance if he secured new employment). “Cause” is generally defined as (i) gross negligence by Mr. Patel in performing his duties or (ii) any breach of his fiduciary duties to the Company or (iii) conviction of (or guilty or no contest plea) to any felony, act of fraud or embezzlement, or (iv) material violation of a Company policy or (v) any unauthorized use or disclosure of confidential information or trade secrets or (vi) failure to cooperate in a Company investigation.

On April 7, 2014, pursuant to a change in control letter agreement, the Company agreed that if a change in control of the Company occurs, Mr. Patel will immediately become fully vested in all his outstanding equity awards. In addition, if there is a change in control and during the 12-month period following such change in control, Mr. Patel’s employment is terminated by us without “cause” or by Mr. Patel for “good reason,” Mr. Patel will receive a severance payment equal to two years of base salary. This severance is paid in a lump sum in lieu of the severance benefits described in the prior paragraph and Mr. Patel will have no requirement to mitigate this severance. The payment of these change in control payments and benefits will be made so long as Mr. Patel signs a general release of claims in favor of the Company. The change in control letter provides that for one year after his employment has terminated, Mr. Patel will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. The change in control letter generally defines “good reason” to mean the occurrence of any of the following without Mr. Patel’s written consent, (1) material adverse change in Mr. Patel’s title, duties, operational authorities or reporting responsibilities from those in effect immediately prior to the change in control, (2) material reduction in Mr. Patel’s annual base salary, or (3) relocation of Mr. Patel’s principal place of business more than fifty miles from his current office location.

Each of the April 7, 2014 agreements were amended on December 31, 2015 to provide that Mr. Patel must execute (and not revoke) the waiver and release document within 45 days following the effective date of termination of his employment other than for “cause” or unacceptable performance. If such waiver and release document becomes effective on a timely basis by its own terms, then the first severance pay installment (in an amount equal to two months of his annual base salary) will be paid on the 60th day after termination of his employment and, for the ten months thereafter, he will receive pro-rata installments of the severance pay. In certain circumstances, payment of amounts may be required to be delayed for a period of six months after separation from service and the accumulated amount would then be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period. In addition, in order to resign his employment for “good reason,” Mr. Patel must notify the Company in writing within 15 days of the initial existence of any event falling under the definition of “good reason.” The Company will then have 60 days following its receipt of such notice to cure or remedy such alleged “good reason” event.

Neil Salvage. Mr. Salvage joined our Company as an at-will employee in July 2013 and he currently serves as our President. During fiscal 2016, Mr. Salvage was a party to an offer letter with us dated June 10, 2013 (as revised on August 2, 2013). This offer letter was replaced and superseded by a letter agreement dated November 28, 2016. Both of these agreements are summarized below.

2013 Offer Letter. The 2013 employment offer letter provides that Mr. Salvage will receive an annual base salary of $390,000 and he is eligible to receive a target annual incentive of 60% of his base salary, subject to the discretion of the Compensation Committee. The employment offer letter further provides that in the event of Mr. Salvage’s termination for a reason other than “cause”, Mr. Salvage’s next available tranche of equity will vest upon his termination. The offer letter further provides that Mr. Salvage is eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and that he received a sign-on bonus of $10,000 and equity compensation grants (46,314 restricted stock units, plus eligibility to receive additional restricted stock units valued at $100,000 in February 2014) in connection with his hire. For one year after his employment has terminated, Mr. Salvage will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. “Cause” is generally defined as (i) gross negligence by Mr. Salvage in performing his duties or (ii) any breach of his fiduciary duties to the Company or (iii) conviction of (or guilty or no contest plea) to any felony, act of fraud or embezzlement, or (iv) material violation of a Company policy or (v) any unauthorized use or disclosure of confidential information or trade secrets.

On January 15, 2015, pursuant to a letter agreement, the Company agreed that if Mr. Salvage’s employment was terminated for a reason other than Cause, Mr. Salvage would receive 6 months of continued base salary as severance and which would be paid on our regularly scheduled pay dates (subject to Mr. Salvage providing a release of claims and also subject to cessation of such severance if he secured new employment). “Cause” was generally defined as (i) gross negligence by Mr. Salvage in performing his duties or (ii) any breach of his fiduciary duties to the Company or (iii) conviction of (or guilty or no contest plea) to any felony, act of fraud or embezzlement, or (iv) material violation of a Company policy or (v) any unauthorized use or disclosure of confidential information or trade secrets.

2016 Employment Letter Agreement. The 2016 employment letter agreement supersedes the prior agreements and will remain in effect until January 1, 2019 or earlier termination of Mr. Salvage’s employment. This agreement provides that Mr. Salvage will receive an annual base salary of $410,000, and is eligible to receive a target annual incentive of 100% of his base salary, subject to the discretion of the Compensation Committee. The letter further provides that Mr. Salvage is eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and will be eligible to be considered for an equity compensation grant in February 2018. For two years after his employment has terminated, Mr. Salvage will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. If Mr. Salvage’s employment is terminated by us without Cause (as defined below) or if he resigns his employment for Good Reason (as defined below), he will be eligible to receive an aggregate cash amount equal to his then-annual base salary paid in installments over a one-year period and the ability to exercise his then-vested Company stock options until the earlier of the second anniversary of his termination of employment or the applicable time of expiration of each stock option (subject to Mr. Salvage providing a release of claims and also subject to cessation of cash severance if he secures new employment). “Cause” is generally defined as fraud, dishonesty, theft, embezzlement, misconduct by Mr. Salvage injurious to us or any of our affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with us or any of our affiliates, unauthorized use of any of our trade secrets or the trade secrets of any of our affiliates or confidential information as such term is defined in the agreement, a material violation of any policy, code or standard of ethics generally applicable to our employees, material breach of fiduciary duties owed to us, excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect by Mr. Salvage of the duties assigned to him. “Good Reason” is generally defined as the occurrence of any of the following without Mr. Salvage’s written consent: material adverse change in the office to which Mr. Salvage reports, subject to specified conditions; material reduction in Mr. Salvage’s annual base salary; or relocation of Mr. Salvage’s principal place of business more than fifty miles from the Charlotte, North Carolina metropolitan area.

We also entered into a change in control letter agreement with Mr. Salvage, dated November 28, 2016, providing that if there is a change in control, Mr. Salvage will immediately become fully vested in all his outstanding equity awards. In addition, if there is a change in control and during the 12-month period following such change in control, Mr. Salvage’s employment is terminated by us without cause or by Mr. Salvage for good reason, Mr. Salvage will, in lieu of the severance described in his employment letter agreement, receive a severance payment equal to two years of base salary. This definition of change in control is also utilized in the similar agreements for the other NEOs who have change in control benefits. This change in control letter agreement defines “cause” and “good reason” consistently with the definitions used in change in control letters issued to our other NEOs.

Carla Shumate. On December 12, 2012, Ms. Shumate became an at-will employee of the Company and she currently serves as our Chief Accounting Officer and Treasurer pursuant to an employment offer letter agreement dated December 11, 2012 and two letter agreements with the Company dated March 11, 2015 (as amended in December 2015). The offer letter provides that Ms. Shumate will receive an annual base salary of $200,000 and she is eligible to receive a target annual incentive of 30% of her base salary, subject to the discretion of the Compensation Committee. The offer letter further provides that Ms. Shumate is eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and that she received relocation assistance (up to $25,000) and equity compensation grants (6,000 restricted stock units) in connection with her hire. The offer letter also provided that she would have received severance of six months continued base salary (subject to providing a release of claims and cessation of such severance if she secured new employment) if her employment had been terminated without cause by us before the first anniversary of her hire. For one year after her employment has terminated, Ms. Shumate will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

On December 11, 2012, pursuant to a change in control letter agreement, the Company agreed that if a change in control of the Company occurs, Ms. Shumate will immediately become fully vested in all her outstanding equity awards. In addition, if there is a change in control and during the 12-month period following such change in control, Ms. Shumate’s employment is terminated by us without cause or by Ms. Shumate for good reason, Ms. Shumate will receive a severance payment equal to six months of base salary. This severance is paid in a lump sum in lieu of any severance benefits available to Ms. Shumate under the Company’s general severance plan or other arrangement to which Ms. Shumate would otherwise be entitled to severance benefits, and Ms. Shumate will have no requirement to mitigate this severance. The payment of these change in control payments and benefits will be made so long as Ms. Shumate signs a general release of claims in favor of the Company. The change in control letter provides that for one year after her employment has terminated, Ms. Shumate will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. The change in control letter generally defines “good reason” to mean the occurrence of any of the following without Ms. Shumate written consent, (1) material adverse change in Ms. Shumate’s title, duties, operational authorities or reporting responsibilities from those in effect immediately prior to the change in control, (2) material reduction in Ms. Shumate’s annual base salary, or (3) relocation of Ms. Shumate’s principal place of business more than fifty miles from her current office location. The December 11, 2012 change in control letter was superseded by the March 11, 2015 change in control letter, which is described below.

On March 11, 2015, pursuant to a letter agreement, the Company agreed that if Ms. Shumate’s employment was terminated by us without “cause” and not because of unacceptable performance, Ms. Shumate would receive 6 months of continued base salary as severance and which would be paid on our regularly scheduled pay dates (subject to Ms. Shumate providing a release of claims and also subject to cessation of such severance if she secured new employment). “Cause” is generally defined as (i) gross negligence by Ms. Shumate in performing her duties or (ii) any breach of her fiduciary duties to the Company or (iii) conviction of (or guilty or no contest plea) to any felony, act of fraud or embezzlement, or (iv) material violation of a Company policy or (v) any unauthorized use or disclosure of confidential information or trade secrets or (vi) failure to cooperate in a Company investigation.

On March 11, 2015, we entered into a new change in control letter agreement with Ms. Shumate, which replaced and superseded the December 11, 2012 change in control letter agreement. The terms of the March 11, 2015 change in control letter agreement are the same as the December 11, 2012 change in control agreement, described above, except that if there is a change in control and during the 12-month period following such change in control, Ms. Shumate’s employment is terminated by us without cause or by Ms. Shumate for good reason, Ms. Shumate will receive a severance payment equal to twelve months of base salary, rather than six months of base salary as contemplated by the December 11, 2012 change in control letter agreement.

Each of the March 11, 2015 agreements were amended on December 31, 2015 to provide that Ms. Shumate must execute (and not revoke) the waiver and release document within 45 days following the effective date of termination of her employment other than for “cause” or unacceptable performance. If such waiver and release document becomes effective on a timely basis by its own terms, then the first severance pay installment (in an amount equal to two months of her annual base salary) will be paid on the 60th day after termination of her employment and, for the ten months thereafter, she will receive pro-rata installments of the severance pay. In certain circumstances, payment of amounts may be required to be delayed for a period of six months after separation from service and the accumulated amounts would then be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period. In addition, in order to resign her employment for “good reason,” Ms. Shumate must notify the Company in writing within 15 days of the initial existence of any event falling under the definition of “good reason.” The Company will then have 60 days following its receipt of such notice to cure or remedy such alleged “good reason” event.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was one of our officers or employees, or is related to any other member of the Compensation Committee, or any member of our Board of Directors, or any other of our executive officers, by blood, marriage or adoption or had any other relationship requiring disclosure under SEC rules.

2016 Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding equity awards held by our named executive officers as of December 31, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - FISCAL YEAR 2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (7) (#)	Market Value of Shares or Units of Stock That Have Not Vested (10) ($)
Douglas Lebda	589,850		$8.48	08/21/18	(1)
	150,000		$7.43	03/01/22	(2)
	51,290		$5.35	04/08/21	(3)
	51,289		$5.89	04/08/21	(3)
	51,289		$6.42	04/08/21	(3)
	36,068	18,035	$23.80	05/07/24	(4)
		200,000	$26.59	08/06/24	(5)
		5,973	$69.94	02/24/26	(8)
						14,464	$1,465,926
Gabriel Dalporto		1,664	$33.59	02/19/24	(6)
		125,000	$26.59	08/06/24	(5)
		1,673	$69.94	02/24/26	(8)
						1,334	$135,201
Nikul Patel	5,363	2,683	$33.59	02/19/24	(6)
		175,000	$26.59	08/06/24	(5)
		1,434	$69.94	02/24/26	(8)
						2,152	$218,105
Neil Salvage		1,244	$33.59	02/19/24	(6)
		75,000	$26.59	08/06/24	(5)
		1,398	$69.94	02/24/26	(8)
		9,426	$106.10	11/28/26	(9)
						998	$101,147
Carla Shumate	1,609	805	$33.59	02/19/24	(6)
		52,000	$26.59	08/06/24	(5)
		733	$69.94	02/24/26	(8)
						646	$65,472

(1)	Time-based stock option was granted on August 21, 2008 and vested in full on August 21, 2013.

(2)	Time-based stock option was granted on March 1, 2012 and vested in three equal annual installments on March 1st of 2013, 2014, and 2015, respectively.

(3)	Time-based stock options were granted on April 8, 2011 and vested in three equal annual installments on April 8th of 2012, 2013, and 2014, respectively.

(4)	Time-based stock option was granted on May 7, 2014 and one-third of the option vested on each of May 7th of 2015 and 2016, respectively, and one-third will vest on May 7, 2017.
(5) Time-based stock option was granted on August 6, 2014 and will vest as follows subject to continued employment: 25% of the option vested on February 6, 2017 and 75% of the option will vest on February 6, 2018. The stock option will also fully vest if the optionee's service is terminated due to his/her death or disability.
(6) Time-based stock option was granted on February 19, 2014 and one-third of the option vested on each of February 19, 2015, February 19th of 2016 and February 19, 2017.
(7) The table below provides the vesting schedules for the restricted stock and unvested restricted stock units held by our NEOs as of December 31, 2016.

Name	Award Type	Vesting Date	2017
Douglas Lebda	Stock	May 7	14,464
Gabriel Dalporto	RSU	February 19	1,334
Nikul Patel	RSU	February 19	2,152
Neil Salvage	RSU	February 19	998
Carla Shumate	RSU	February 19	646
(8) Time-based stock option was granted on February 24, 2016 and will vest in three equal annual installments on February 24th of 2017, 2018, and 2019, respectively, subject to continued employment.
(9) Time-based stock option was granted on November 28, 2016 and will vest in three equal annual installments on November 28th of 2017, 2018, and 2019, respectively, subject to continued employment.
(10) The market value of the unvested restricted stock units and restricted stock awards is calculated by multiplying the respective number of shares or units of stock by the closing market price of $101.35 for a share of our common stock as of December 31, 2016.

Option Exercises and Stock Vested - Fiscal Year 2016

The following table shows information regarding (i) stock options exercised during fiscal year 2016 by the named executive officers, including the total number of shares acquired upon exercise and the aggregate value realized before payment of applicable withholding tax and brokerage commissions and (ii) the value received from the vesting of restricted stock units and restricted stock in fiscal year 2016 for the named executive officers.
OPTION EXERCISES AND STOCK VESTED - FISCAL YEAR 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Lebda	—	—	54,298	$3,831,562
Gabriel Dalporto	3,325	209,978	8,001	$466,849
Nikul Patel	—	—	15,485	$900,253
Neil Salvage	1,244	67,975	15,043	$866,242
Carla Shumate	—	—	1,311	$84,809

For option awards, the value realized equals the aggregate fair market value of the common stock acquired on the date of exercise of the options minus the aggregate exercise price. For stock awards, the value realized equals the aggregate fair market value of our common stock based on the closing price of our shares on the applicable date of vesting.

Pension Benefits

We do not maintain any defined benefit pension plans for the NEOs.

Nonqualified Deferred Compensation

We did not maintain any nonqualified deferred compensation plans for the NEOs for fiscal year 2016. As described above, effective January 1, 2017, we adopted the Deferred Compensation Plan pursuant to which selected highly compensated employees (including the NEOs) and non-employee directors may defer portions of their compensation.

Potential Payments Upon Termination or Company Transaction

Payments made upon resignation or termination for cause, death or disability

If a named executive officer resigns or his/her employment is terminated by us for cause, the named executive officer will be entitled only to any accrued and unpaid salary and vested benefits and no severance. Mr. Lebda is entitled to certain additional base salary payments upon termination of his employment due to death or disability, as set forth in Mr. Lebda’s employment agreement, described above. In addition, certain stock options held by the named executive officers will become fully vested upon termination of employment due to death or disability.

Payments made upon involuntary termination by the Company without cause or for good reason by executive, or company change in control

If a named executive officer who is party to an employment (or offer letter) agreement is involuntarily terminated either without cause by us (or by the executive due to a specified good reason), such named executive officer may be entitled to severance benefits as further described above for each named executive officer in the Employment and Change in Control Agreements section.

Hypothetical potential payment estimates

The table below provides estimates for compensation payable to each named executive officer under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees.

The amounts shown in the table are estimates and assume the hypothetical involuntary termination or change in control occurred on December 31, 2016, the last day of fiscal year 2016, applying the provisions of the contractual agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may (and likely will) differ.

For purposes of the hypothetical payment estimates shown in the below table, some of the other important assumptions were:

•	Annual base salary as of December 31, 2016;

•	Cash out of all unvested equity compensation awards (for which vesting is accelerated on December 31, 2016) at their intrinsic value on December 31, 2016;

•	December 31, 2016 per share closing price of $101.35;

•	No severance benefits are offset by mitigation; and

•	NEOs comply with all conditions to obtaining severance benefits including providing release of claims.

Name	Change in Control Without Involuntary Termination	Involuntary Termination (Without Cause or for Good Reason) Outside of Change in Control	Involuntary Termination (Without Cause or for Good Reason) Within 12 Months of a Change in Control	Death or Disability
Douglas Lebda
Cash Severance	$—	$1,350,000	$1,200,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	18,004,152	18,004,152	18,004,152	16,605,538
Total	$18,004,152	$19,354,152	$19,204,152	$16,605,538
Gabriel Dalporto
Cash Severance	$—	$350,000	$700,000	$198,907
Continuation of Health Insurance Benefits	—	20,000	—	—
Acceleration of Vesting of Equity Awards	9,645,503	—	9,645,503	9,532,750
Total	$9,645,503	$370,000	$10,345,503	$9,731,657
Nikul Patel
Cash Severance	$—	$330,000	$660,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	13,527,947	—	13,527,947	13,346,147
Total	$13,527,947	$330,000	$14,187,947	$13,346,147
Neil Salvage
Cash Severance	$—	$410,000	$820,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	5,836,352	—	5,836,352	5,752,058
Total	$5,836,352	$410,000	$6,656,352	$5,752,058
Carla Shumate
Cash Severance	$—	$120,000	$240,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	4,030,562	—	4,030,562	3,976,016
Total	$4,030,562	$120,000	$4,270,562	$3,976,016

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board:

The Compensation Committee of the Board has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee unanimously recommended to the Board that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2017 Annual Meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, each as filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Steven Ozonian, Chairperson Saras Saravathy Craig Troyer

DIRECTOR COMPENSATION

2016 Non-Employee Director Compensation

Our Nominating and Corporate Governance Committee recommends non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors’ interests with those of our stockholders. When considering non-employee director compensation arrangements, management provides the Nominating and Corporate Governance Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

The following table presents our non-employee director compensation arrangements for fiscal year 2016:

Elements:	Cash Retainer/Fees ($)	Annual Restricted Stock Units/Stock Option Award ($)
Annual retainer	$40,000	$60,000
Audit Committee Chair	$15,000	$—
Service on the Audit Committee (excluding the Audit Committee Chair who will instead receive the fee described above)	$10,000	$—
Lead Independent Director	$35,000	$—
Service on the Transactions Committee	$2,500	$—
Service on the Compensation Committee	$10,000	$—

As shown above, each non-employee member of our Board receives an annual cash retainer in the amount of $40,000. Each member of the Audit, Compensation and Transactions Committees receives an additional annual retainer in the amount reflected above. Our Lead Independent Director receives an additional retainer in the amount reflected above. Compensation may also be provided for service on any special or ad hoc committee that the Board may form from time to time.

In April 2015 the Nominating and Corporate Governance Committee recommended, and the Board approved, an increase in the dollar value of the annual equity grant to continuing non-employee directors from approximately $50,000 in fiscal year 2014 to approximately $60,000 in fiscal year 2015. The form of the equity award remained consistent with two-thirds of the total grant value (approximately $40,200) in the form of restricted stock units and one-third of the total grant value (approximately $19,800) in the form of nonqualified stock options. The number of shares subject to the stock option will be a whole number that is equal to the quotient of (i) $19,800 divided by (ii) the product of our closing per share price on the date of grant multiplied by the Black-Scholes valuation percentage then used by the Compensation Committee for the determination of broad-based stock option grants to employees. The stock option per share exercise price will be equal to the closing per share price on the date of grant. For directors who are elected or re-elected at our annual meeting of stockholders, each equity award will be granted on the date of such annual stockholders meeting and will vest, subject to continued service, in two equal annual installments on the first two anniversaries of the grant date. These equity awards shall fully vest earlier upon the occurrence of a change in control occurring during a director’s service. The magnitude of the equity awards will be pro-rated for partial year service for newly appointed non-employee directors.

Compensation Election for Non-Employee Directors. For fiscal 2016, non-employee directors could elect to have their future cash fees which would be earned for service on our Board and its committees instead paid in the form of vested restricted stock units (“RSU”) or stock option awards which would be issued under the 2008 Stock and Annual Incentive Plan. In addition, a non-employee director may elect to receive stock options in lieu of the annual RSU award described in "2016 Non-Employee Director Compensation" above. If a director timely makes such an election, then such director will be entitled to receive on the date of the Company’s annual meeting of stockholders during the following calendar year (the “Reference Date”) a RSU award or stock option award (as applicable) for a number of shares equal to the amount of the cash compensation or the value of the RSU annual award (as applicable) otherwise due to such director on the Reference Date divided by the Company’s closing share price on the Reference Date, in the case of RSUs, or divided by the product of our closing per share price on the Reference Date multiplied by the Black-Scholes valuation percentage then used by the Compensation Committee for the determination of broad-based stock option grants to employees. The stock option per share exercise price will be equal to the closing per share price on the Reference Date. The election to receive cash fees in the form of RSUs must be made in writing on or before the last business day of the calendar year and applies to the cash fees that would otherwise become payable to the director in the following calendar year. A newly elected or appointed non-employee director will first be eligible to make the election within thirty days after he or she joins our Board, effective for the remainder of the calendar year in which the director is elected or appointed. Once given, an election will generally be irrevocable for the calendar year for which it is made and each such election will affect only such calendar year. A new election will be required for each subsequent calendar year.

Commencing in fiscal 2017 non-employee directors are eligible to defer portions of their compensation pursuant to the recently adopted Deferred Compensation Plan which is described in further detail above.
Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at meetings of our Board and its committees.

The following table provides information on the compensation of our non-employee directors for the year ended December 31, 2016.

DIRECTOR COMPENSATION - FISCAL YEAR 2016

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Total ($)
Thomas Davidson(3)	$—	$—	$—	$—
Neal Dermer	$50,368	$40,251	$19,831	$110,450
Robin Henderson	$52,500	$40,249	$19,831	$112,580
Peter Horan	$60,000	$40,249	$19,831	$120,080
Steven Ozonian	$90,368	$40,249	$19,831	$150,448
Saras Sarasvathy	$50,000	$40,249	$19,831	$110,080
G. Kennedy Thompson(3)	$—	$—	$—	$—
Craig Troyer	$40,000	$40,300	$19,831	$100,131

(1)
In accordance with the compensation election for non-employee directors (described above), Mr. Dermer and Mr. Troyer elected to receive a portion of his director cash fees in the form of stock units. Therefore in lieu of receiving $45,000 and $35,000, respectively, in cash, on June 15, 2016, Mr. Dermer and Mr. Troyer received a grant of 606 and 472 vested stock units, respectively. On June 15, 2016, the closing price of a share of our common stock on the NASDAQ Stock Market was $74.26. The estimated grant date fair value of Mr. Dermer's and Mr. Troyer's stock units were $45,002 and $35,051, respectively. In accordance with applicable disclosure rules, $45,000 of Mr. Dermer's grant date fair value and $35,000 of Mr. Troyer's grant date fair value is included in the Fees earned or paid in cash column and the other $2 and $51, respectively, are included in the stock award column.

(2)
Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Stock Compensation, of the restricted stock unit and stock option awards granted to the directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 9 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the SEC on February 28, 2017.

(3)	Mr. Davidson and Mr. Thompson were appointed to the Board on March 15, 2017.
On June 15, 2016, each of Mr. Dermer, Ms. Henderson, Mr. Horan, Mr. Ozonian, Ms. Saravathy and Mr. Troyer received a grant of 542 restricted stock units and a grant of a stock option to purchase 539 common shares. On June 15, 2016, the closing price of a share of our common stock on the NASDAQ Stock Market was $74.26. The per share exercise price for the stock option is $74.26. Both the restricted stock units and the stock option vest in two equal annual installments on June 15, 2017 and June 15, 2018, respectively. The stock option maximum term is ten years after the date of grant.

The table below provides the number of outstanding stock options and restricted stock units held by each non-employee director as of December 31, 2016.

Name	Aggregate Number of Options Outstanding at Fiscal Year End (#)	Aggregate Number of RSUs Outstanding at Fiscal Year End (#)
Thomas Davidson	—	—
Neal Dermer	2,949	854
Robin Henderson	1,865	854
Peter C. Horan	2,949	854
Steven Ozonian	2,949	854
Saras Sarasvathy	1,087	760
G. Kennedy Thompson	—	—
Craig Troyer	2,694	854

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table summarizes information, as of December 31, 2016, regarding our equity compensation plans pursuant to which grants of stock options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
2008 Stock and Annual Incentive Plan	2,188,817	$21.23	(1)	376,227
Equity compensation plans not approved by security holders:
None	—	$—		—
Total	2,188,817	$21.23	(1)	376,227

(1)	The weighted average exercise price does not take into account the shares subject to outstanding time-based vesting restricted stock units which settle on a one share for one unit basis.
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, as of April 21, 2017, relating to the beneficial ownership of our shares of common stock by (1) each person known by us that owns beneficially more than 5% of the outstanding shares of common stock, (2) each current director and director nominee, (3) each of the named executive officers, and (4) all executive officers and directors as a group.

Unless otherwise indicated, beneficial owners listed in the following table may be contacted at our corporate headquarters located at 11115 Rushmore Drive, Charlotte, North Carolina 28277. For each listed person, the number of shares of common stock and percent of such class listed assumes the conversion or exercise of any equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of April 21, 2017, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. As of April 21, 2017, there were 11,940,875 shares validly issued and outstanding.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Thomas Davidson	—		*
Neal Dermer	8,884	(1)	*
Robin Henderson	2,914	(1)	*
Peter Horan	36,304	(1)	*
Douglas Lebda	2,694,236	(2)	20.8%
Steven Ozonian	19,409	(1)	*
Saras Sarasvathy	1,334	(3)	*
G. Kennedy Thompson	—		*
Craig Troyer	5,924	(1)	*
Gabriel Dalporto	2,858		*
Nikul Patel	32,703		*
Neil Salvage	34,168		*
Carla Shumate	5,085		*
All directors and executive officers as a group (13 persons)	2,843,819		21.9%
Liberty Interactive Corporation	2,773,987	(4)	23.2%
Blackrock, Inc.	765,054	(5)	6.4%
* The percentage of shares beneficially owned does not exceed 1%.

(1)	Includes 670 shares subject to options exercisable within 60 days of April 21, 2017 and 583 restricted stock units that are scheduled to vest within 60 days of April 21, 2017.

(2)
Includes 18,035 shares subject to options exercisable within 60 days of April 21, 2017 and 45,374 shares held by a family trust. Also includes 4,155 shares owned by Mr. Lebda's spouse with respect to which Mr. Lebda has disclaimed beneficial ownership and 1,000,000 shares owned by Lebda Family Holdings, LLC, of which Mr. Lebda is the Manager.

(3)	Includes 270 shares subject to options exercisable within 60 days of April 21, 2017 and 271 restricted stock units that are scheduled to vest within 60 days of April 21, 2017.

(4)
Information based on a Schedule 13D/A filed with the SEC by Liberty Interactive Corporation (formerly known as Liberty Media Corporation, “Liberty”) on May 23, 2011. The address of Liberty reported on such Schedule 13D/A is 12300 Liberty Boulevard, Englewood, Colorado 80112.

(5)
Information based on a Schedule 13G filed with the SEC by Blackrock, Inc. ("Blackrock") on January 5, 2017. The address of Blackrock reported on such Schedule 13G is 55 East 52nd Street, New York, NY 10055.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Liberty Interactive Corporation

In May 2008, IAC/InterActiveCorp entered into a “Spinco Agreement” with Liberty Interactive Corporation and certain others. At the time of the spin-off, we assumed from IAC/InterActiveCorp all of those rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements related to our businesses.

As of March 23, 2011, Liberty Interactive reports beneficial ownership of 2,773,987 shares of our common stock representing 23.2% of our outstanding common stock. The following summary describes the material terms of our governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which is filed as Exhibit 10.1 to IAC/InterActiveCorp’s Current Report on Form 8-K dated May 16, 2008. The Spinco Agreement also required us to enter into a registration rights agreement with Liberty Interactive and certain others at the time of the spin-off, as described below.

Spinco Agreement

Representation of Liberty Interactive on our Board of Directors

The Spinco Agreement generally provides that so long as Liberty Interactive beneficially owns securities representing at least 20% of the total voting power of our equity securities, Liberty Interactive has the right to nominate up to 20% of the directors serving on our Board of Directors (rounded up to the nearest whole number). Any director nominated by Liberty Interactive must be reasonably acceptable to a majority of the directors on our Board of Directors who were not nominated by Liberty Interactive. All but one of Liberty Interactive’s nominees serving on our Board of Directors must qualify as “independent” under the NASDAQ Stock Market rules. In addition, the Nominating and Corporate Governance Committee may include only “Qualified Directors,” namely directors other than any who were nominated by Liberty Interactive, are our officers or employees or were not nominated by the Nominating and Corporate Governance Committee in their initial election to our Board of Directors and for whose election Liberty Interactive voted shares. In 2013, Liberty Interactive exercised its right to nominate Neal Dermer to serve on our Board of Directors. In 2014, Liberty Interactive further exercised its right to nominate Craig Troyer to serve on our Board of Directors.

Liberty Interactive also agreed, until the second anniversary of the spin-off in August 2010, to vote all of our equity securities beneficially owned by them in favor of the election of the full slate of director nominees recommended to our stockholders by our Board of Directors so long as the slate included the director-candidates that Liberty has the right to nominate. That agreement is no longer in effect.

Acquisition Restrictions

Liberty Interactive has agreed in the Spinco Agreement not to acquire beneficial ownership of any of our equity securities (with specified exceptions) unless:

•	the acquisition was approved by a majority of the Qualified Directors;

•	the acquisition is permitted under the provisions described in “Competing Offers” below; or

•	after giving effect to the acquisition, Liberty Interactive’s ownership percentage of our equity securities, based on voting power, would not exceed the Applicable Percentage.
The “Applicable Percentage” initially is Liberty Interactive’s ownership percentage upon the spin-off, based on voting power (approximately 30%), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage with respect to us will be reduced for specified transfers of our equity securities by Liberty Interactive. Notwithstanding the foregoing, during the first two years following the spin-off, acquisitions by Liberty Interactive were further limited to specified extraordinary transactions. These restrictions apply also to Liberty Interactive’s affiliates who acquire Liberty Interactive’s shares in our Company.

Standstill Restrictions

Until the second anniversary of the spin-off in August 2010, unless a majority of the Qualified Directors consent or to the extent permitted by the provisions described under “Acquisition Restrictions” or “Competing Offers” or in certain other limited circumstances, Liberty Interactive was not permitted to:

•	offer to acquire beneficial ownership of any of our equity securities;

•	initiate or propose any stockholder proposal or seek or propose to influence, advise, change or control our management, Board of Directors, governing instruments or policies or affairs;

•	offer, seek or propose, collaborate on or encourage any merger or other extraordinary transaction;

•	subject any of our equity securities to a voting agreement;

•	make a request to amend any of the provisions described under “Acquisition Restrictions”, “Standstill Restrictions” or “Competing Offers”;

•
make any public disclosure, or take any action which could reasonably be expected to require us to make any public disclosure, with respect to any of the provisions described under “Standstill Restrictions”; or

•	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the provisions described under “Standstill Restrictions.”
No such standstill restrictions are currently in effect.

Transfer Restrictions

Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by Liberty Interactive of any of our equity securities to any person except for certain transfers, including:

•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);

•	transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by us;

•
transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of Liberty Interactive, to any person whose ownership percentage (based on voting power) of our equity securities, giving effect to the transfer, would exceed 15%;

•
a transfer of all of our equity securities beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement;

•
specified transfers in connection with changes in the beneficial ownership of the ultimate parent of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

•
specified transfers relating to certain hedging transactions or stock lending transactions, subject to specified restrictions. These restrictions apply also to Liberty Interactive's affiliates who acquire Liberty Interactive's shares in our Company.

Competing Offers

During the period when Liberty continues to have the right to nominate directors to our Board of Directors, if our Board of Directors determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), Liberty Interactive is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that we are negotiating with a single bidder, our Board of Directors must consider any offer for a transaction made in good faith by Liberty Interactive but is not obligated to accept any such offer or to enter into negotiations with Liberty Interactive.

If a third party (x) commences a tender or exchange offer for at least 35% of our capital stock other than pursuant to an agreement with us or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and our Board of Directors fails to take certain actions to block such third party from acquiring an ownership percentage (based on voting power) exceeding the Applicable Percentage, Liberty Interactive generally will be relieved of the obligations described under “Standstill Restrictions” and “Acquisition Restrictions” above to the extent reasonably necessary to permit Liberty Interactive to commence and consummate a competing offer. If Liberty Interactive’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the applicable spin-off and the date that Liberty Interactive’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.

Other

Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between Liberty Interactive or its affiliates and us that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

Registration Rights Agreement

Under a registration rights agreement, Liberty Interactive and its permitted transferees are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of our common stock received by Liberty Interactive as a result of the spin-off and other shares of our common stock acquired by Liberty Interactive or its affiliates consistent with the Spinco Agreement. These holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the registrable shares.

We are obligated to indemnify these holders, and each selling holder will be obligated to indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement.

Other Arrangements

In 2016, the Company paid total compensation of $177,362, comprised of $84,423 in base salary, $17,939 in non-equity incentive compensation and $75,000 in restricted stock units to Megan Lebda. Ms. Lebda became the spouse of our CEO during 2015 and is an employee in our corporate communications department.

In 2016, the Company paid total compensation of $299,102, comprised of $132,577 in base salary, $46,525 in non-equity incentive compensation and $120,000 in restricted stock units to Jarret DiToro. Mr. DiToro is the brother-in-law of our CFO and is an employee in our marketing department.
RELATED PERSONS TRANSACTION POLICY

Our Board of Directors has adopted a written policy setting forth the procedures and standards we apply to reviewing and approving related person transactions. The policy covers any transaction, arrangement or relationship in which we are or will be a participant, the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest other than (a) employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if such compensation was approved, or recommended to our Board of Directors for approval, by the Compensation Committee; (b) compensation for serving as a director; (c) payments arising solely from the ownership of our equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis; or (d) such other exclusions as may be permitted pursuant to applicable rules and regulations of the SEC or any stock exchange upon which our common stock may then be listed. Under the policy, “related person” means: (1) any of our directors, director nominees or executive officers; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of, and/or any other person (other than a tenant or employee) sharing the household of, any person named in (2) or (3) above; (4) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above serves as an employee, executive officer, partner or principal (or other similar position); and (5) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above has a 5% or greater beneficial ownership interest.

Under the policy, all related person transactions must be reviewed by either our Audit Committee or another independent body of our Board of Directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of our Company. Such executive officers, directors and greater than 10% stockholders are required to furnish to us copies of all such reports they file. Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for such persons, we believe that, during fiscal year 2016, all filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with on a timely basis, except: two Form 4s by Mr. Lebda, pursuant to which two transactions were reported late;

one Form 4 by Mr. Dalporto, pursuant to which one transaction was reported late; one Form 4 filed by Mr. Patel, pursuant to which one transaction was reported late; and one Form 4 filed by Mr. Salvage, pursuant to which one transaction was reported late.

ANNUAL REPORT

Upon written request to our Corporate Secretary at 11115 Rushmore Drive, Charlotte, North Carolina 28277, we will provide without charge to each person solicited an additional copy of our 2016 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at http://investor-relations.tree.com/sec.cfm. We will furnish requesting stockholders with any exhibit not contained in our 2016 Annual Report on Form 10-K upon payment of a reasonable fee.
PROPOSALS BY STOCKHOLDERS
FOR PRESENTATION AT OUR 2018 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2018 Annual Meeting of Stockholders must submit the proposal to us at our corporate headquarters no later than December 29, 2017, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at our 2018 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than April 15, 2018, and no earlier than March 16,2018. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
OTHER MATTERS

Other than Proposal 6, we know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the form of proxy will vote the shares they represent in their discretion.

Annex A

FIFTH AMENDED AND RESTATED
LENDINGTREE, INC.
2008 STOCK AND ANNUAL INCENTIVE PLAN

Section 1.	Purpose; Definition

The Company’s Board originally adopted the Plan effective as of August 20, 2008 and the Plan was originally approved by Company stockholders on August 20, 2008. The Plan has been subsequently amended and restated by the Board on previous occasions with such restatements also approved by Company stockholders. The Board’s most recent restatement of the Plan, the Fifth Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan (the “Fifth Plan Restatement”), was effected on April 26, 2017 (the “Board Approval Date”). This Fifth Plan Restatement is conditioned upon and subject to obtaining Company stockholder approval before the first anniversary of the Board Approval Date. The Fifth Plan Restatement and all of its terms shall become effective upon the date the Company stockholders approve the Fifth Plan Restatement, as long as such date is within twelve months of the Board Approval Date. If Company stockholder approval is not obtained before the first anniversary of the Board Approval Date, the Fifth Plan Restatement shall be null and void.

The purpose of this Plan is (a) to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value and (b) to assume and govern other awards pursuant to the adjustment of awards granted under any IAC Long Term Incentive Plan (as defined in the Employee Matters Agreement) in accordance with the terms of the Employee Matters Agreement (“Adjusted Awards”).

Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below provided however that if a Participant’s Individual Agreement or Award Agreement expressly includes defined terms that expressly are different from and/or conflict with the defined terms contained in this Plan then the defined terms contained in the Individual Agreement or Award Agreement shall govern and shall supersede the definitions provided in this Plan:

(a)“Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.

(b)“Applicable Exchange” means Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c)“Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Bonus Award or other stock based award granted or assumed pursuant to the terms of this Plan, including Adjusted Awards.

(d)“Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(e)“Beneficial Ownership” shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

(f)“Board” means the Board of Directors of the Company.

(g)“Bonus Award” means a bonus award made pursuant to Section 9.

(h)“Cause” means: (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review. The Board or Committee may in its discretion determine that a Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or

Affiliates may be deemed to have been terminated for Cause if, after the Participant’s employment and/or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.

(i)“Change in Control” has the meaning set forth in Section 10(c).

(j)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(k)“Commission” means the Securities and Exchange Commission or any successor agency.

(l)“Committee” has the meaning set forth in Section 2(a).

(m)“Common Stock” means common stock, par value $0.01 per share, of the Company.

(n)“Company” means LendingTree, Inc., a Delaware corporation, or its successor.

(o)“Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to each Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that such Award shall not be settled until the earliest of: (i) the Participant’s “disability” within the meaning of Section 409A of the Code, or (ii) the Participant’s “separation from service” within the meaning of Section 409A of the Code and (iii) the date such Award would otherwise be settled pursuant to the terms of the Award Agreement.

(p)“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(q)“EBITA” means for any period, operating profit (loss) plus (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

(r)“EBITDA” means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

(s)“Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(t)“Employee Matters Agreement” means the Employee Matters Agreement by and among IAC, Ticketmaster, Interval Leisure Group, Inc., HSN, Inc. and Tree.com, Inc.

(u)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(v)“Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.

(w)“Free-Standing SAR” has the meaning set forth in Section 5(b).

(x)“Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount, (ii) such later date as the Committee shall provide in such resolution or (iii) the initial date on which an Adjusted Award was granted under the IAC Long Term Incentive Plan.

(y)“Group” shall have the meaning given in Section 13(d)(3) and 14(d)(2) of the Exchange Act.

(z)“IAC” means IAC/InterActiveCorp, a Delaware corporation.

(aa)“Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(ab)    “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(ac)    “Nasdaq” means the National Association of Securities Dealers Inc. Automated Quotation System.

(ad)    “Nonqualified Option” means any Option that is not an Incentive Stock Option.

(ae)    “Option” means an Award granted under Section 5.

(af)    “Participant” means an Eligible Individual to whom an Award is or has been granted.

(ag)    “Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Stock, Restricted Stock Units or Bonus Awards or other stock-based awards. In the case of Qualified Performance-Based Awards, (1) such goals shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any Subsidiary, Affiliate, division or department of the Company and (2) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to reorganizations or restructuring programs or divestitures or acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during a performance period; (vii) items related to asset write-downs or the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under generally accepted accounting principles; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during a performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; or (xv) litigation or claim judgments or settlements. For all Awards intended to qualify as Qualified Performance-Based Awards, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(ah)    “Plan” means this Fifth Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.

(ai)    “Plan Year” means the calendar year or, with respect to Bonus Awards, the Company’s fiscal year if different.

(aj)    “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

(ak)    “Restricted Stock” means an Award granted under Section 6.

(al)    “Restricted Stock Units” means an Award granted under Section 7.

(am)    “Resulting Voting Power” shall mean the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

(an)    “Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant’s attainment of age 65.

(ao)    “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(ap)    “Separation” has the meaning set forth in the Employee Matters Agreement.

(aq)    “Share” means a share of Common Stock.

(ar)    “Specified Employee” shall mean any individual who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) with respect to the Company and its Affiliates, as determined by the Company (or the Affiliate, in the event that the Affiliate and the Company are not considered a single employer under Sections 414(b) or 414(c) of the Code) in accordance with its uniform policy with respect to all arrangements subject to Section 409A of the Code, based upon the twelve (12) month period ending on each December 31st. All individuals who are determined to be key employees under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to paragraph (5) thereof) on December 31st shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the following April 1st.
(as)    “Stock Appreciation Right” has the meaning set forth in Section 5(b).

(at)    “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(au)    “Tandem SAR” has the meaning set forth in Section 5(b).

(av)    “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(aw)    “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code. For the avoidance of doubt, the Separation shall not constitute a Termination of Employment for purposes of any Adjusted Award. However, for purposes of determining whether an employee’s outstanding Incentive Stock Options are eligible to continue to qualify as Incentive Stock Options (and not become Nonqualified Options), an employee’s employment and/or services will be treated as terminating three (3) months after such employee went on leave, unless such employee’s right to return to active work is guaranteed by law or by a contract.

(ax)    “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent corporation or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

Section 2.	Administration

(a)Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan and the Employee Matters Agreement (including the original terms of the grant of the Adjusted Award):

(i)	to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii)
to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, or any combination thereof, are to be granted hereunder;

(iii)	to determine the number of Shares to be covered by each Award granted hereunder;

(iv)	to determine the terms and conditions, including Performance Goals (if any) and their degree of satisfaction, of each Award granted hereunder, based on such factors as the Committee shall determine;

(v)	subject to Section 12, to modify, amend or adjust the terms and conditions of any Award;

(vi)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii)
subject to Section 11, to accelerate the vesting or lapse of restrictions of any outstanding Award and/or to extend the exercise period of an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(viii)	to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(ix)	to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x)
to determine whether, to what extent, and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(xi)	to decide all other matters that must be determined in connection with an Award; and

(xii)	to otherwise administer the Plan.

(b)Procedures.

(i)
The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(ii)
Subject to Section 11(c), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c)Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals, and shall receive the maximum deference permitted under applicable laws.

(d)Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, in the event that any term of an Award Agreement conflicts with any provision of the Plan that specifically pertains to Section 409A of the Code, the provision of the Plan shall govern.

Section 3.	Common Stock Subject to Plan

(a)Plan Maximums. The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be the sum of (a) the number of Shares that may be issuable upon exercise or vesting of the Adjusted Awards and (b) 5,350,000. The maximum number of Shares that are permitted to be issued pursuant to the exercise of Incentive Stock Options granted under the Plan as described in Section 5 shall be 3,833,333 Shares. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.

(b)Individual Limits. No Eligible Individual shall receive Awards during any calendar year that in the aggregate cover in excess of 672,500 Shares. The foregoing provisions of this Section 3(b) shall apply to an Award (other than an Adjusted Award) if and only if all of the following items (i) through (iii) in this Section 3(b) are true as of the Grant Date of such Award.

(i) the Company is a "publicly held corporation" within the meaning of Code Section 162(m);

(ii) the deduction limitations of Code Section 162(m) are applicable to Awards granted to Code Section 162(m) “covered employees” under this Plan; and

(iii) the Award is intended to qualify as "performance-based compensation" under Code Section 162(m).

(c)Non-Employee Director Compensation Limits. Notwithstanding anything to the contrary, the aggregate amount of all cash compensation (including annual retainers and other fees, whether or not granted under the Plan) plus the aggregate grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards issued under this Plan (or under any other incentive plan) provided to any non-employee director during any single calendar year may not exceed $640,000. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

(d)Rules for Calculating Shares Delivered.

(i)
With respect to Awards other than Adjusted Awards, to the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised (specifically including the Award contemplated by clause (iii) below), or any Award is settled for cash, (A) the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan and (B) other than with respect to any Awards settled for cash, such Shares shall no longer be counted when calculating the respective Participant’s individual limit set forth in Sections 3(b) or 3(c).

(ii)
With respect to Awards other than Adjusted Awards, if the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a). To the extent any Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).

(iii)
Notwithstanding anything in this Plan to the contrary (including Sections 5(d) and 12(c) hereof), Douglas R. Lebda may surrender for cancellation an option to purchase 589,500 shares of Common Stock with an exercise price of $25.43 per share awarded on August 21, 2008 and the Shares subject to such Option shall be available for future Awards under the Plan (including to Mr. Lebda) immediately following such surrender.

(iv)
Any dividend equivalents distributed under the Plan shall count against the Share limits set forth in Sections 3(a) and (b) and (c). Dividend equivalents will not be paid (or accrue) on unexercised Options or unexercised Stock Appreciation Rights.

(e)Adjustment Provision. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (w) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (x) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (y) the number and kind of Shares or other securities subject to outstanding Awards; and (z) the exercise price of outstanding Options and Stock Appreciation Rights. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust in its sole discretion the Performance Goals applicable to any Awards to reflect any Share Change and any Corporate Transaction and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s other SEC filings, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code. Any adjustment under this Section 3(e) need not be the same for all Participants. Any adjustment of Shares pursuant to this Section 3(e) shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

(f)Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(e) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 3(e) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

Section 4.	Eligibility

Awards may be granted under the Plan to Eligible Individuals and, with respect to Adjusted Awards, in accordance with the terms of the Employee Matters Agreement; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meanings of Sections 424(e) and 424(f) of the Code) and, with respect to Adjusted Awards that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, in accordance with the terms of the Employee Matters Agreement.

Section 5.	Options and Stock Appreciation Rights

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a)Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option (and if not so indicated then the Option shall be a Nonqualified Option). An employee who is a 10-Percent Shareholder shall not be eligible for the grant of an Incentive Stock Option unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an Incentive Stock Option notwithstanding any designation otherwise.

Certain decisions, amendments, interpretations and actions by the Company or Committee and certain actions by a Participant may cause an Option to cease to qualify as an Incentive Stock Option pursuant to the Code and by accepting an Option, the Participant agrees in advance to such disqualifying action(s).

(b)Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in aggregate value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.
(c)Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall proportionately terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall proportionately terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d)Exercise Price. The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share (or less than 110% for 10-Percent Shareholders in the case of Incentive Stock Options) on the applicable Grant Date. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(e), to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e)Term. The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date. Notwithstanding anything to the contrary, an Incentive Stock Option that is granted to a 10-Percent Shareholder shall have a maximum term of five years.

(f)Vesting and Exercisability. Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Free-Standing SAR.

(g)Method of Exercise. Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Option administrator specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i)
Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

(ii)
To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

(iii)
Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

(h)Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and the Participant has satisfied any applicable withholding or tax obligations relating to the Option. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), (iii) in the case of an Option, has paid in full for such Shares, and (iv) has satisfied any applicable withholding or tax obligations relating to the Option or Stock Appreciation Right.

(i)Terminations of Employment. Subject to Section 10, a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:

(i)
Upon a Participant’s Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;

(ii)
Upon a Participant’s Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;

(iii)
Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) three months following such Termination of Employment and (B) expiration of the Term thereof; and

(iv)
Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant’s Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the first anniversary of the date of such death and and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(iv), but in no event later than the expiration of the Term thereof.

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.

(j)Nontransferability of Options and Stock Appreciation Rights. No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the

Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S‑8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

Section 6.	Restricted Stock

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a)Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and, in the case of Restricted Stock, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form, in addition to any other legend the Committee determines appropriate:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the LendingTree, Inc. 2008 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of LendingTree, Inc., 11115 Rushmore Drive, Charlotte, NC 28277.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b)Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)
The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such an Award as a Qualified Performance-Based Award. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.

(ii)
Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

(iii)
Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(e), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

(iv)
Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant without consideration (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards); provided, however, that subject to Section 11(b), the

Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.

(v)
If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

Section 7.	Restricted Stock Units

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a)Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

(b)Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

(i)
The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such Awards as Qualified Performance-Based Awards. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant. Except as otherwise provided in Section 7(b)(iv) or in the applicable Award Agreement, an Award of Restricted Stock Units shall be settled if and when the Restricted Stock Units vest (but in no event later than two and a half months after the end of the fiscal year in which the Restricted Stock Units vest).

(ii)
Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iii)
The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

(iv)
Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock Units, provided, however, if any of such Participant’s Restricted Stock Units constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, settlement of such Restricted Stock Units shall not occur until the earliest of (1) the date such Restricted Stock Units would otherwise be settled pursuant to the terms of the Award Agreement or (2) the Participant’s “separation of service” within the meaning of Section 409A of the Code.

Section 8.	Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

Section 9.	Bonus Awards

(a)Determination of Awards. The Committee shall determine the total amount of Bonus Awards for each Plan Year or such shorter performance period as the Committee may establish in its sole discretion. Prior to the beginning of the Plan Year or such shorter performance period as the Committee may establish in its sole discretion (or such later date as may be prescribed by the Internal Revenue Service under Section 162(m) of the Code), the Committee shall establish Performance Goals for Bonus

Awards for the Plan Year or such shorter period; provided, that such Performance Goals may be established at a later date for Participants who are not “covered employees” (within the meaning of Section 162(m)(3) of the Code). Bonus amounts payable to any individual Participant with respect to a Plan Year will be limited to a maximum of $10 million. For performance periods that are shorter than a Plan Year, such $10 million maximum may be prorated if so determined by the Committee.

(b)Payment of Awards. Bonus Awards under the Plan shall be paid in cash or in shares of Common Stock (valued at Fair Market Value as of the date of payment) as determined by the Committee, as soon as practicable following the close of the Plan Year or such shorter performance period as the Committee may establish. Bonus Awards under the Plan that are paid in shares of Common Stock shall count against the limits set forth in Sections 3(a) and (b) and (c) of the Plan. It is intended that a Bonus Award will be paid no later than the fifteenth (15th) day of the third month following the later of: (i) the end of the Participant’s taxable year in which the requirements for such Bonus Award have been satisfied by the Participant or (ii) the end of the Company’s fiscal year in which the requirements for such Bonus Award have been satisfied by the Participant. The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonus Awards payable hereunder. The Bonus Award for any Plan Year or such shorter performance period to any Participant may be reduced or eliminated by the Committee in its discretion.

Section 10.	Change in Control Provisions

(a)Adjusted Awards. With respect to all Adjusted Awards, subject to Sections 3(e), 3(f), 10(e) and 14(k) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, upon a Participant’s Termination of Employment, during the two-year period following a Change in Control, by the Company other than for Cause or Disability or by the Participant for Good Reason (as defined below):

(i)
Any Options outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control (and were not cancelled, substituted, assumed or replaced in connection with such Change in Control) shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option would be exercisable in the absence of this Section 10(a) and (ii) the first anniversary of such Change in Control, but in no event later than the expiration of the Term of such Option;

(ii)
The restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

(iii)
All Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in the form set forth in the applicable Award Agreement; provided, however, that with respect to any Restricted Stock Unit that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the settlement of each such Restricted Stock Unit pursuant to this Section 10(a)(iii) shall not occur until the earliest of (1) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (2) the date such Restricted Stock Units would otherwise be settled pursuant to the terms of the Award Agreement and (3) the Participant’s “separation of service” within the meaning of Section 409A of the Code, subject in all cases to Section 14(k).

(b)Impact of Event on Awards other than Adjusted Awards. Subject to paragraph (e) of this Section 10, and paragraph (d) of Section 12, unless otherwise provided in any applicable Award Agreement and except as otherwise provided in paragraph (a) of this Section 10, in connection with a Change of Control, the Committee may make such adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, including, without limitation, the termination of and/or acceleration of vesting of Awards either upon a Change of Control or upon various terminations of employment following a Change of Control. The Committee may provide for such adjustments as a term of the Award or may make such adjustments following the granting of the Award.

(c)Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an option agreement or other agreement relating to an Award, a “Change in Control” shall mean the happening of any of the following events:

(i)
The acquisition by any individual, entity or Group (a “Person”), other than the Company, of Beneficial Ownership of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

provided, however, that any acquisition that would constitute a Change in Control under this subsection (i) that is also a Business Combination shall be determined exclusively under subsection (iii) below; or

(ii)
Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the Resulting Voting Power shall reside in Outstanding Company Voting Securities retained by the Company’s stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	Consummation of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Separation shall not constitute a Change in Control. For the avoidance of doubt, with respect to Adjusted Awards, any reference in an Award Agreement or the applicable IAC Long Term Incentive Plan to a “change in control,” “change of control” or similar definition shall be deemed to refer to a Change of Control hereunder.

(d)For purposes of this Section 10, “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a material reduction in the Participant’s rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant’s principal place of business more than 35 miles from the city in which such Participant’s principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant’s duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

(e)Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement and as permitted pursuant to Section 14(k).

Section 11.	Qualified Performance-Based Awards; Section 16(b)

(a)The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of two or more members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).

(b)Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals (as certified in writing by the Committee) except if compensation is attributable solely to the increase in the value of the Common Stock, (but in no event shall such Award be payable later than two and a half months after the end of the Company’s fiscal year in which the Qualified Performance-Based Award becomes earned and vested (as applicable), together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate, and no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however, that (i) the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption as of the Grant Date, and (ii) the provisions of Section 10 shall apply notwithstanding this Section 11(b).

(c)The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

(d)The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

Section 12.	Term, Amendment and Termination

(a)Effectiveness. The Plan was effective as of August 20, 2008 (the “Effective Date”).

(b)Termination. The Plan will terminate on April 25, 2027 and may be terminated on any earlier date pursuant to Section 12(c). Awards outstanding as of such termination date shall not be affected or impaired by the termination of the Plan.

(c)Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d)Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

Section 13.	Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Notwithstanding any other provision of this Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, no trust shall be funded with respect to any such Award if such funding would result in taxable income to the Participant by reason of Section 409A(b) of the Code and in no event shall any such trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.

Section 14.	General Provisions

(a)Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c)No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock. To the extent necessary to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules, the amount of such tax withholding shall not exceed the maximum statutory federal, state or local income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

(e)Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

(f)Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g)Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

(h)Governing Law and Interpretation. The Plan and (unless otherwise provided in the Award Agreement) all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i)Non-Transferability. Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j)Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k)Section 409A of the Code. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 14(k), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code and if the Participant is a “specified employee” within the meaning of Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award on account of such Participant’s Termination of Employment shall be delayed if necessary until the earlier of (A) the first day of the seventh month following the Participant’s Termination of Employment and (B) the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(l)Employee Matters Agreement. Notwithstanding anything in this Plan to the contrary, to the extent that the terms of this Plan are inconsistent with the terms of an Adjusted Award, the terms of the Adjusted Award shall be governed by the Employee Matters Agreement, the applicable IAC Long-Term Incentive Plan and the award agreement entered into thereunder.

(m)Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(n)Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Effective Date and including any successor provisions.

(o)Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards (and/or Adjusted Awards) may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

lendingtree[SM]

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2, 3 and 5, FOR a frequency of every THREE years on Proposal 4, and AGAINST Proposal 6.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Thomas Davidson	☐	☐	02 - Neal Dermer	☐	☐	03 - Robin Henderson	☐	☐
04 - Peter Horan	☐	☐	05 - Douglas Lebda	☐	☐	06 - Steven Ozonian	☐	☐
07 - Saras Sarasvathy	☐	☐	08 - G. Kennedy Thompson	☐	☐	09 - Craig Troyer	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. To consider and provide an advisory (non-binding) "Say on Frequency" vote on the frequency of future Say on Pay votes.	☐	☐	☐	☐

The Board of Directors has fixed the close of business on April 17, 2017 as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02LEUB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

lendingtree℠

Proxy — LendingTree, Inc.

Notice of 2017 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 14, 2017

Janna James and Rebecca Martello, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LendingTree, Inc. to be held on June 14, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 5, FOR a frequency of every THREE years on Proposal 4, and AGAINST Proposal 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)